SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by Registrant {X}

Filed by a Party other than the Registrant { }

Check the appropriate box:

{X}  Preliminary Proxy Statement            {  } Confidential, for Use of the
                                                 Commission Only
                                            (as permitted by Rule 14a-6(e)(2))

{  } Definitive Proxy Statement

{  } Definitive Additional Materials

{  } Soliciting Material Under Rule 14a-12

                                XENOMETRIX, INC.
                 ----------------------------------------------
                (Name of Registrant as Specified In Its Charter)

     ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

{ }  No fee required.

{X}  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
          Common Stock, par value $0.001 per share, of Xenometrix, Inc.
          -------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:
          3,354,829 outstanding shares of Common Stock.
          -------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          The per unit price is expected to be approximately $0.63 per share (based on the maximum aggregate value of the transaction of $2,500,000, divided by the expected total outstanding shares of 3,966,454 on merger closing date).
          -------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:
          $2,500,000.00.
          -------------------------------------------------------------------

     (5)  Total fee paid:
          $500.00.
          -------------------------------------------------------------------

{ } Fee paid previously with preliminary materials:

{ } Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
          N/A

     (2)  Form, Schedule or Registration Statement No.:
          N/A

     (3)  Filing Party:
          N/A

     (4)  Date Filed:
          N/A

--------------------------------------------------------------------------------

                                               XENOMETRIX, INC.
      (XENOMETRIX LOGO)                        2425 North 55th Street, Suite 111
                                               Boulder, Colorado 80301-5700

--------------------------------------------------------------------------------

                                                                   April 4, 2001

Dear Stockholder:

     You are cordially invited to attend our Special Meeting of Stockholders of Xenometrix, Inc. ("Xenometrix") to be held on May 2, 2001 at 10:00 a.m., at the offices of Xenometrix, 2425 North 55th Street, Suite 111, Boulder, Colorado 80301-5700.

     At the Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization entered into as of February 27, 2001 (the "Merger Agreement"), pursuant to which Xenometrix will become a wholly owned subsidiary of Discovery Partners International, Inc, a Delaware corporation. If the merger is completed, each outstanding share of Xenometrix common stock will be canceled and converted automatically into the right to receive cash. The per-share amount of cash will be determined as of the closing of the Merger Agreement based on the number of Xenometrix's outstanding shares on that date. Based on the number of outstanding shares and stock options as of February 27, 2001, the Merger Agreement consideration would be approximately $0.63 in cash per share, of which approximately $0.06 will be placed into an escrow and held for a period of twelve (12) months to pay any indemnity obligations of Xenometrix.

     Your Board of Directors has reviewed and considered many factors including: the Company's history; its future prospects; the terms and conditions of this Merger Agreement; other possible strategic alternatives; and the limited options for Xenometrix to compete effectively in the gene profile marketplace. Your Board of Directors has determined that the proposed merger transaction is fair and is in the best interests of Xenometrix and Xenometrix's stockholders, and has approved the Merger Agreement. Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of Xenometrix's issued and outstanding shares of common stock. Attached to this letter you will find a formal Notice of Special Meeting and a proxy statement that will provide you with detailed information about the Special Meeting and the proposed merger. Please give this material your careful attention.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF XENOMETRIX COMMON STOCK YOU OWN. YOU ARE REQUESTED PROMPTLY TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND. THIS WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON IF YOU SUBSEQUENTLY CHOOSE TO ATTEND THE SPECIAL MEETING.

     If you have any comments or questions please feel free to contact me at: pgee@xeno.com, by telephone (303) 447-1773 ext.105 or by mail.

                                            Very truly yours,

                                            By:  /s/  PAULINE GEE
                                               -------------------------------
                                                      Pauline Gee, Ph.D.
                                                      President and Chief
                                                      Executive Officer

                                XENOMETRIX, INC.
                          -----------------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON MAY 2, 2001

                          -----------------------------

TO THE STOCKHOLDERS OF XENOMETRIX, INC.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Xenometrix, Inc., a Delaware corporation ("Xenometrix"), will be held at the offices of Xenometrix, 2425 North 55th Street, Suite 111, Boulder, Colorado 80301-5700, at 10:00 a.m., local time, on May 2, 2001 for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization effective as of February 27, 2001 (the "Merger Agreement"), by and among Xenometrix, Discovery Partners International, Inc., a Delaware corporation ("DPII"), and DPI Patents, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of DPII ("DPI Patents"), a copy of which is attached as APPENDIX A to the accompanying proxy statement, pursuant to which DPI Patents will merge with and into Xenometrix, Xenometrix will become a wholly owned subsidiary of DPII, and each share of common stock of Xenometrix (other than those shares held by the stockholders, if any, who properly exercise their appraisal rights under Delaware law), will be converted into the right to receive cash. The per-share amount of cash will be determined as of the closing of the merger based on the number of outstanding Xenometrix shares on such date.

          2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on March 7, 2001 will be entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement of the Special Meeting. ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY CARD.

     Xenometrix stockholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of common stock under applicable provisions of Delaware law. In order to perfect appraisal rights, stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the Special Meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as APPENDIX B to the accompanying proxy statement and a summary of these provisions can be found under "You Have Appraisal Rights in the Merger" in the accompanying proxy statement.

     In the event that there are not sufficient votes to approve the proposed merger at the time of the Special Meeting, the Special Meeting may be adjourned in order to permit further solicitation by Xenometrix.

                                            By order of the Board of Directors

                                            Roger S. Mertz
                                            Secretary

Boulder, Colorado

April 4, 2001

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER AGREEMENT IS APPROVED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

                                TABLE OF CONTENTS
                                -----------------
                                                                            Page
                                                                            ----
INTRODUCTION...................................................................1

QUESTIONS AND ANSWERS ABOUT THE MERGER.........................................2

SUMMARY TERM SHEET.............................................................5
         Proposed Acquisition..................................................5
         Reasons for the Merger................................................5
         Xenometrix Stock Price................................................5
         Unanimous Board Recommendation........................................5
         Fairness Opinion......................................................6
         The Special Meeting of Stockholders...................................6
         Appraisal Rights......................................................6
         Federal Income Tax Consequences.......................................6
         When the Merger Will Be Completed.....................................6
         Conditions to Completing the Merger...................................7
         The Merger............................................................7
         Contact Information...................................................8

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION....................9

THE PARTIES TO THE MERGER.....................................................10
         Xenometrix, Inc......................................................10
         Discovery Partners International, Inc................................10
         DPI Patents, Inc.....................................................10

WHERE YOU CAN FIND MORE INFORMATION...........................................10

THE SPECIAL MEETING OF XENOMETRIX STOCKHOLDERS................................11
         Place, Date, Time and Purpose........................................11
         Who Can Vote at the Special Meeting..................................11
         Attending the Meeting................................................11
         Vote Required........................................................11
         Voting by Proxy......................................................11

THE MERGER....................................................................12
         Background of the Merger.............................................12
         Reasons for the Merger...............................................16

THE MERGER AGREEMENT..........................................................17
         Generally............................................................17
         Conversion of Xenometrix Shares......................................17
         Stock Options........................................................17
         Payment for Xenometrix Shares........................................18
         Source and Amount of Funds...........................................18
         Interests of Xenometrix's Directors and Officers in the Merger
          That May Differ From Your Interests.................................18
         Regulatory Approvals.................................................19
         When the Merger Will Be Completed....................................19
         Procedures for Exchanging Your Stock Certificates....................19
         Certain Federal Income Tax Consequences..............................19
         Anticipated Accounting Treatment.....................................20

                                      (i)

                                                                            Page
                                                                            ----
         Escrow for Certain Indemnity Obligations.............................20
         Representations and Warranties of Xenometrix.........................21
         Representations and Warranties of DPII and DPI Patents...............22
         Conduct of Business Prior to the Closing.............................23
         No Solicitation Provision............................................23
         Conditions to Closing................................................23
         Termination..........................................................24
         Fees and Expenses....................................................25

NO FAIRNESS OPINION...........................................................25

YOU HAVE APPRAISAL RIGHTS IN THE MERGER.......................................26

MARKET PRICE OF XENOMETRIX COMMON STOCK.......................................28

BENEFICIAL OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS.................28

OTHER MATTERS.................................................................30

APPENDIX A--Agreement and Plan of Reorganization

APPENDIX B--Section 262 of the Delaware General Corporation Law

                                      (ii)

                                (XENOMETRIX LOGO)

                                XENOMETRIX, INC.
                        2425 North 55th Street, Suite 111
                          Boulder, Colorado 80301-5700

                          -----------------------------

                                 PROXY STATEMENT

                          -----------------------------

                                  INTRODUCTION

     We are furnishing this Proxy Statement to the stockholders of Xenometrix, Inc., a Delaware corporation ("Xenometrix"), in connection with the solicitation by the Board of Directors of proxies to be used at a Special Meeting of Stockholders, as it may be adjourned or postponed from time to time, to be held on May 2, 2001 at 10:00 a.m., local time, at the offices of Xenometrix, 2425 North 55th Street, Suite 111, Boulder, Colorado 80301-5700. The purpose of the Special Meeting is for Xenometrix stockholders to consider and vote upon a proposal to approve an Agreement and Plan of Reorganization effective as of February 27, 2001 (the "Merger Agreement"), by and among Xenometrix, Discovery Partners International, Inc., a Delaware corporation, and DPI Patents, Inc., a Delaware corporation and wholly owned subsidiary of DPII, and the transactions contemplated thereby. The Merger Agreement provides, among other things, that:

               -    DPI Patents will merge with and into Xenometrix;

               - Xenometrix will continue as the surviving corporation and will be a wholly owned subsidiary of DPII; and

               - each share of Xenometrix common stock issued and outstanding at the effective time of the merger (other than shares held by stockholders, if any, who properly exercise their appraisal rights under Delaware law) will convert into the right to receive cash and a right to a deferred cash payment.

     DPII will pay a total fixed purchase price of $2.5 million for Xenometrix shares outstanding at the effective time of the merger. The per share purchase price will be determined as of the closing of the merger based on the number of outstanding Xenometrix shares on that date. Based upon the number of outstanding shares and options as of February 27, 2001, we expect that the per share purchase price will be approximately $0.63 per share, of which approximately $0.06 per share will be placed into an escrow at closing for possible future distribution to the Xenometrix stockholders after the expiration of a twelve
(12) month indemnity period pursuant to the Merger Agreement. The actual per-share amount to be received by the Xenometrix stockholders may be more or less than the amounts described above because the number of shares outstanding at the closing of the merger may be more or less than those outstanding on February 27, 2001, the date used for the illustrative calculation. In addition, the actual per-share amount will be less if any money is withdrawn from the escrow by DPII during the twelve (12) month indemnity period.

     We are first mailing this Proxy Statement and the accompanying notice, proxy card and letter on or about April 4, 2001 to Xenometrix stockholders entitled to receive notice of, and to vote at, the Special Meeting.

     Stockholders who do not vote in favor of the Merger Agreement and who otherwise comply with the applicable procedures described in Section 262 of the Delaware General Corporation Law will be entitled to appraisal rights. We have summarized for you the provisions of Section 262 of the Delaware General Corporation Law in the section of this Proxy Statement called "You Have Appraisal Rights in the Merger." That summary includes a description of the procedure that dissenting stockholders must follow to assert appraisal rights. The entire text of Section 262 of the Delaware General Corporation Law is attached as APPENDIX B to this Proxy Statement.

            THE XENOMETRIX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
       THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

     The following questions and answers are intended to address briefly some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a stockholder of Xenometrix. Please refer to the more detailed information contained elsewhere in this proxy statement and its appendices.

1.   IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE FOR MY XENOMETRIX COMMON
STOCK?

     You will receive cash and the right to a deferred cash payment. DPII will pay cash for all Xenometrix shares outstanding as of the closing for a total purchase price of approximately $2.5 million.

     The per-share amount of cash will be determined as of the closing of the merger based on the number of outstanding Xenometrix shares on that date. Based on the number of outstanding Xenometrix shares and options as of February 27, 2001, the purchase price will consist of approximately $0.63 per share, of which approximately $0.06 will be placed in an escrow.

     The ultimate actual per-share amount to be received by you may be more or less than the amounts described in the preceding paragraph because the number of shares outstanding at the closing of the merger may be more or less than those outstanding on February 27, 2001, the date used for the illustrative calculation. If the total number of shares outstanding at the closing of the merger is greater than the total outstanding on February 27, 2001, the per-share amount will be less than the per-share amounts described above. If the total number of shares outstanding at the closing is less than the total outstanding on February 27, 2001, the per-share amount will be more than those illustrative per-share amounts. It is likely that the total number of shares outstanding at the merger closing will be different than the total on February 27, 2001. In addition, the actual per-share amount will be less if any money is withdrawn from the escrow by DPII during the twelve (12) month indemnity period.

2.   WHAT IS THE ESCROW AND WILL THE ESCROW FUNDS BE RECOVERED?

     Under the terms of the merger agreement with DPII (the "Merger Agreement"), $250,000 of the total purchase price will be deposited into an escrow and held for twelve (12) months. Therefore, of the approximately $0.63 per share mentioned in question 1, approximately $0.06 will be deposited into the escrow, and you will be paid approximately $0.57 per share shortly after the closing, with the right to a deferred cash payment. If any funds remain in the escrow after the twelve (12) months, you will receive distributions from the escrow as a deferred cash payment. THE ESCROW FUNDS ARE AT RISK, AND XENOMETRIX CAN GIVE NO ASSURANCES THAT THE ESCROW FUNDS, IF ANY, WILL REMAIN AFTER THE TWELVE (12) MONTHS.

     The escrow money will be held for the purpose of paying any indemnity claims of DPII pursuant to the Merger Agreement. Moreover, the escrow will insulate you from any potential liability as a stockholder of Xenometrix. If the indemnity claims of DPII exceed the amount in escrow, DPII will have no claims against you as a stockholder of Xenometrix. The only claims that may exceed the amount in escrow would be claims against the officers and directors of Xenometrix for any fraud or intentional breach by Xenometrix or its officers and directors of the representations, warranties or covenants made by Xenometrix in the Merger Agreement.

3.   WHEN AND WHERE WILL THE SPECIAL MEETING TAKE PLACE?

     The Special Meeting is scheduled to take place at 10:00 a.m. local time on May 2, 2001, at Xenometrix's office at 2425 North 55th Street, Suite 111, Boulder, Colorado 80301-5700.

4.   WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

     Holders of record of Xenometrix common stock as of the close of business on March 7, 2001 are entitled to vote at the Special Meeting. Each stockholder has one vote for each share of Xenometrix common stock he or she owns.

5.   WHAT VOTE IS REQUIRED FOR XENOMETRIX STOCKHOLDERS TO APPROVE THE MERGER?

     In order for the merger to be approved, holders of a majority of the outstanding Xenometrix common stock must vote "FOR" the merger. If your shares are not voted, it has the same effect as a vote "AGAINST" the merger.

6.   WHAT DO I NEED TO DO NOW?

     After carefully reading and considering the information contained in this proxy statement, please vote your shares as soon as possible by filling out, signing and returning the enclosed proxy card. Your voting materials include detailed information on how to vote.

7. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

     No. Your broker can only vote your shares if you provide instructions on how to vote. You should instruct your broker on how to vote your shares using the instructions provided by your broker. If your shares are not voted, it has the same effect as a vote "AGAINST" the merger.

8.   CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD?

     Yes. You can change your vote at any time before your proxy is voted at the Special Meeting. You may revoke your proxy by notifying the President of Xenometrix in writing or by submitting a new proxy dated after the date of the proxy being revoked. In addition, your proxy will be revoked by you if you attend the Special Meeting and vote in person. However, simply attending the Special Meeting will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the instructions received from your broker to change your vote.

9.   DO I NEED TO ATTEND THE XENOMETRIX SPECIAL MEETING IN PERSON?

     No. It is not necessary for you to attend the Special Meeting to vote your shares if Xenometrix has previously received your proxy, although you are welcome to attend.

10.  WILL I HAVE APPRAISAL RIGHTS AS A RESULT OF THE MERGER?

     Yes. If you wish to exercise your appraisal rights, you must follow the requirements of Delaware law. A summary of the requirements you must follow to exercise your appraisal rights is included in "You Have Appraisal Rights in the Merger" in this proxy statement.

11.  WHEN WILL HOLDERS OF XENOMETRIX COMMON STOCK RECEIVE THE MERGER
CONSIDERATION?

     The merger is expected to be completed promptly following the Special Meeting of the Xenometrix stockholders. However, it is possible that delays could require that the merger be completed at a later time. Following the merger, you will receive instructions on how to receive your cash payment in exchange for each share of Xenometrix common stock. You must return your Xenometrix stock certificates as described in the instructions, and you will receive your cash payment as soon as practicable after Computershare Trust Company, Inc., the paying agent, receives your Xenometrix stock certificate. If you hold shares through a brokerage account, your broker will handle the surrender of stock certificates to Computershare Trust Company, Inc.

     As discussed above in question 2, a portion of the merger consideration will be placed in escrow for twelve (12) months to pay any indemnity obligations of Xenometrix under the Merger Agreement. The amount, if any, remaining in escrow after the twelve (12) month indemnity period will be paid to Xenometrix's former stockholders. See "The Merger Agreement--Escrow For Certain Indemnity Obligations."

12.  WHO WILL OWN XENOMETRIX AFTER THE MERGER?

     After the merger, Xenometrix will be a wholly owned subsidiary of Discovery Partners International, Inc., a Delaware corporation.

13.  SHOULD I SEND IN MY XENOMETRIX STOCK CERTIFICATES NOW?

     No. After the merger is completed, Computershare Trust Company, Inc., as paying agent, will send you written instructions for exchanging your Xenometrix stock certificates.

14.  WILL I OWE TAXES AS A RESULT OF THE MERGER?

     The cash you receive in the merger in exchange for your shares of Xenometrix common stock and any cash you may receive from exercising your appraisal rights will be subject to United States federal income tax and also may be taxed under applicable state, local and foreign tax laws. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in your shares of Xenometrix common stock. Because the escrow established at the closing is deemed a contingent right to receive the escrowed amount, it may be taxable to its owner if the contingent right could be deemed to have a reasonably ascertainable market value. We recommend that you read the section entitled "The Merger Agreement--Certain Federal Income Tax Consequences" in this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor regarding the specific tax consequences of the merger applicable to you.

15.  WHO CAN HELP ANSWER MY QUESTIONS?

     If you have additional questions about the merger after reading this proxy statement, you should contact:

                                          Pauline Gee, Ph.D.
                                          President and Chief Executive Officer
                                          Xenometrix, Inc.
                                          2425 North 55th Street, Suite 111
                                          Boulder, Colorado 80301-5700
                                          (303) 447-1773 ext. 105 (telephone)
                                          Email Address:  pgee@xeno.com

                               SUMMARY TERM SHEET

     The following is a summary of certain information contained in this proxy statement. As a summary only, this summary term sheet may not contain all of the information that is important to you. You should carefully read the entire proxy statement to fully understand the merger. The merger agreement (the "Merger Agreement") is attached as APPENDIX A to this proxy statement. We encourage you to read the Merger Agreement, as it is the legal document that governs the merger.

Proposed Acquisition

     - The Merger and Your Vote. Xenometrix has entered into an agreement whereby Xenometrix will be acquired by Discovery Partners International, Inc. ("DPII"). If the merger is consummated, you will surrender all of your Xenometrix stock and you will be paid cash for each share of Xenometrix stock surrendered. In order to consummate the transaction, a majority of the outstanding shares of Xenometrix need to be voted in favor of the merger. You are being asked to vote to approve the merger.

     - Price for Your Stock. DPII will pay cash for all Xenometrix shares outstanding as of the closing for a total purchase price of $2.5 million. At the time of the merger closing, $250,000 of the total purchase price will be placed in escrow until the twelve (12) month indemnity period has expired. The per-share amount of cash will be determined as of the closing of the merger based on the number of outstanding Xenometrix shares on that date. Based on the number of outstanding Xenometrix shares and stock options as of February 27, 2001, the purchase price will consist of approximately $0.63 per share, of which approximately $0.06 per share will be placed in escrow at merger closing. The amount, if any, remaining in escrow after expiration of the twelve (12) month indemnity period will be paid to the former Xenometrix stockholders. See "The Merger Agreement--Conversion of Xenometrix Shares" and "The Merger Agreement--Escrow For Certain Indemnity Obligations."

     - The Acquirer. DPII is a Delaware corporation which develops products and services such as medicinal chemistry, combinatorial chemistry libraries, assay and screening development, ultra-high throughput screening, target-driven drug design, informatics and related instrumentation. DPI Patents, Inc., a Delaware corporation, is a wholly owned subsidiary of DPII, that will be used for the sole purpose of acquiring Xenometrix. See "The Parties to the Merger."

Reasons for the Merger

     The merger presents an opportunity for Xenometrix stockholders to realize a significant premium over recent market prices for their shares. In addition, the merger allows Xenometrix an opportunity to realize the full potential of its intellectual property and to better compete in the gene-profiling technology markets when integrated with DPII technology, personnel, and capital resources. See "The Merger--Background of the Merger" and "The Merger--Reasons for the Merger."

Xenometrix Stock Price

     Shares of Xenometrix are quoted on the NASD OTC Bulletin Board service under the symbol "XENO". On February 27, 2001, the last trading day before Xenometrix announced the merger, Xenometrix common stock closed at $0.40625 per share. The average closing price of Xenometrix common stock for the 20 trading days immediately preceding the announcement of the merger was $0.31 per share. See "Market Price for Xenometrix Common Stock."

Unanimous Board Recommendation

     Xenometrix's Board of Directors has unanimously approved the merger and recommends that Xenometrix stockholders vote to adopt the Merger Agreement and approve the merger.

Fairness Opinion

     No fairness opinion from an independent professional advisor to Xenometrix was obtained in connection with the merger.

The Special Meeting of Stockholders

     - Place, Date and Time. The Special Meeting will be held at the offices of Xenometrix, 2425 North 55th Street, Suite 111, Boulder, Colorado 80301-5700, at 10:00 a.m., local time, on May 2, 2001.

     - What Vote is Required for Approval of the Merger. The merger requires the approval of the holders of a majority of the outstanding shares of Xenometrix common stock. The failure to vote has the same effect as a vote against the merger.

     - Who Can Vote at the Meeting. You can vote at the Special Meeting all of the shares of Xenometrix common stock you own of record as of March 7, 2001, which is the record date for the Special Meeting. If you own shares that are registered in someone else's name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. As of the close of business on March 7, 2001, there were 3,354,829 shares of Xenometrix common stock outstanding, held by approximately 81 stockholders of record.

     - Procedure for Voting. You can vote your shares by attending the Special Meeting and voting in person or by mailing the enclosed proxy card. You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the President of Xenometrix in writing, deliver a later dated proxy before your common stock has been voted at the Special Meeting, or attend the meeting and vote your shares in person. Merely attending the Special Meeting will not constitute revocation of your proxy. See "The Special Meeting of Xenometrix Stockholders--Voting by Proxy."

Appraisal Rights

     Delaware law provides you with appraisal rights in the merger. This means that if you are not satisfied with the amount you are receiving in the merger, you are entitled to have the value of your shares independently determined and to receive payment based on that valuation. The ultimate amount received by a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount the dissenting stockholder would have received in the merger. To exercise your appraisal rights, you must deliver a written objection to the merger to Xenometrix at or before the Special Meeting and you must not vote in favor of the merger. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See "You Have Appraisal Rights in the Merger."

Federal Income Tax Consequences

     The merger will be a taxable transaction to you. For United States federal income tax purposes, your receipt of cash in exchange for your shares of Xenometrix common stock generally will cause you to recognize a gain or loss measured by the difference between the cash you receive in the merger and your tax basis in your shares of Xenometrix common stock. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES THAT ARE PARTICULAR TO YOU. See "The Merger Agreement--Certain Federal Income Tax Consequences."

When the Merger Will Be Completed

     Xenometrix is working to complete the merger as soon as possible. Xenometrix anticipates completing the merger shortly after the May 2, 2001 Special Meeting, subject to receipt of stockholder approval and satisfaction of other requirements, including the conditions described immediately below. See "The Merger Agreement--When the Merger Will be Completed."

Conditions to Completing the Merger

     The completion of the merger depends on a number of conditions being met. In addition to the parties complying with the Merger Agreement, these conditions, unless waived, include:

     - approval of the merger and the Merger Agreement by Xenometrix's stockholders;

     - no action or proceeding having been instituted by any governmental entity seeking to prevent consummation of the merger, and the receipt of required governmental approvals;

     - any governmental or regulatory notices or approvals needed to consummate the merger have been given or obtained;

     - holders of no more than 10% of Xenometrix's outstanding shares of common stock having exercised appraisal rights;

     - Pauline Gee shall not have terminated her employment with Xenometrix and has not expressed an intention to do so after the merger;

     - the absence of a material adverse change in Xenometrix's business from the effective date of the Merger Agreement to the effective date of the merger;

     - Xenometrix shall have obtained all necessary consents to the merger and transfer of Xenometrix's property; and

     - Pauline Gee shall have entered into an Employment Agreement with DPII setting forth the terms of her employment as President and Chief Executive Officer of Xenometrix, a wholly owned subsidiary of DPII.

     See  "The Merger Agreement--Conditions to Closing."

The Merger

     - Procedure for Receiving Merger Consideration. DPII has appointed Computershare Trust Company, Inc., as paying agent, to coordinate the payment of the cash merger consideration following the merger. The paying agent will send you written instructions for surrendering your certificates and obtaining the cash merger consideration after Xenometrix has completed the merger. If there are funds remaining in the escrow when it is terminated in connection with the indemnity obligations of Xenometrix for the twelve (12) months following the merger closing, Wells Fargo Bank, National Association, as the escrow agent, will send you an additional cash payment without any further requirement on your part. The right to receive the additional cash payment is personal to each holder of Xenometrix common stock and may not be transferred. See "The Merger Agreement--Payment for Xenometrix Shares."

     - Terminating the Merger Agreement. Xenometrix and DPII can mutually agree at any time to terminate the Merger Agreement without completing the merger, even if the stockholders of Xenometrix have approved it. Also, under certain circumstances either Xenometrix or DPII can decide, without the consent of the other, to terminate the Merger Agreement prior to the closing of the merger, even if the stockholders of Xenometrix have approved the Merger Agreement. See "The Merger Agreement--Termination."

     - Fees and Expenses. Generally, whether or not the merger is consummated, Xenometrix and DPII are each responsible for their respective expenses incurred in connection with the merger. Under the

          Merger Agreement, however, if the merger is consummated, then DPII shall pay both its and Xenometrix's third party expenses. However, if Xenometrix's third party expenses exceed $166,000, any amount exceeding $166,000 would be reimbursed to DPII from the escrow. If the Merger Agreement is terminated under certain circumstances, however, Xenometrix is required to grant to DPII a non-exclusive, royalty-free license to Xenometrix's gene expression profiling technology. See "The Merger Agreement--Fees and Expenses."

Contact Information

     If you have any questions regarding the merger or any other matters discussed in this proxy statement, please contact:

                                           Pauline Gee, Ph.D.
                                           President and Chief Executive Officer
                                           Xenometrix, Inc.
                                           2425 North 55th Street, Suite 111
                                           Boulder, Colorado 80301-5700
                                           (303) 447-1773 ext. 105 (telephone)
                                           Email Address:  pgee@xeno.com

                         CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING INFORMATION

     This proxy statement and the documents to which we refer you in this proxy statement contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of each of DPII and Xenometrix as well as certain information relating to the merger. There are forward-looking statements throughout this proxy statement, including under the headings "Summary Term Sheet," "Questions and Answers About the Merger" and "The Merger," and in statements containing the words "believes," "expects," "anticipates," "intends," "estimates" or other similar expressions. For each of these statements, Xenometrix claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of each of Xenometrix and DPII. These forward-looking statements speak only as of the date on which the statements were made, and we assume no obligation to update any forward-looking statements to reflect future events or developments occurring after the date on which any of those statements is made.

     In addition to other factors and matters contained or incorporated in this document, Xenometrix believes the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

     - financial performance of each of DPII and Xenometrix until completion of the merger;

     -    Xenometrix's ongoing indemnity obligations after the merger;

     - changes in the economic conditions in the markets served by Xenometrix;

     - changes and/or delays in technology, product development plans and schedules;

     -    customer acceptance of new products;

     -    risk of foreign operations and markets;

     - the timing of, and regulatory and other conditions associated with, the completion of the merger;

     - intensified competitive pressures in the markets in which Xenometrix competes;

     -    the loss of key employees;

     -    difficulty in obtaining supplies; and

     -    general economic conditions.

                            THE PARTIES TO THE MERGER

     Xenometrix, Inc. Xenometrix is a Delaware corporation with a proprietary gene profiling system that characterizes a cell's response when tested with compounds and other agents by the pattern of genes turned on and off in the cell. Xenometrix develops, manufactures and sells assays that measure gene expression as an indication of how human and bacterial cells react to various compounds, along with proprietary software for reporting and analyzing the test results. In addition, Xenometrix offers a client research laboratory service that tests and evaluates compounds for clients. Xenometrix common stock is quoted on the NASD OTC Bulletin Board under the symbol "XENO." Xenometrix's principal executive offices are located at 2425 North 55th Street, Suite 111, Boulder, Colorado 80301-5700, and its telephone number is (303) 447-1773.

     Discovery Partners International, Inc. DPII is a Delaware corporation that sells a broad range of products and services to pharmaceutical and biotechnology companies to make the drug discovery process for its customers faster, less expensive and more effective at generating drug candidates. DPII focuses on the portion of the drug discovery process after identification of a drug target through when a drug candidate is ready for clinical trials. DPII develops and sells libraries of drug-like compounds, proprietary instruments, consumables and computational tools to generate compound libraries, and provides services for the testing, screening and optimizing of potential drugs. DPII common stock is quoted on the Nasdaq National Market System under the symbol "DPII." DPII's principal offices are located at 9640 Towne Centre Drive, San Diego, California 92121, and its telephone number is (858) 455-8600.

     DPI Patents, Inc. DPI Patents is a Delaware corporation and wholly owned subsidiary of DPII that will be used solely for the purpose of engaging in the merger. Pursuant to the terms of the Merger Agreement, at the effective time of the merger, DPI Patents will be merged with and into Xenometrix, with Xenometrix being the surviving corporation.

                       WHERE YOU CAN FIND MORE INFORMATION

     Xenometrix and DPII file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Xenometrix or DPII files at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Xenometrix's and DPII's public filings are also available to the public from document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

                 THE SPECIAL MEETING OF XENOMETRIX STOCKHOLDERS

Place, Date, Time and Purpose

     The Special Meeting will be held at the offices of Xenometrix, 2425 North 55th Street, Suite 111, Boulder, Colorado 80301-5700, on May 2, 2001 at 10:00 a.m., local time. The purpose of the Special Meeting is to consider and vote on the proposal to approve and adopt the Merger Agreement.

     THE XENOMETRIX BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF XENOMETRIX AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT XENOMETRIX STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

Who Can Vote at the Special Meeting

     The holders of record of Xenometrix common stock as of the close of business on March 7, 2001, which is the record date for the Special Meeting, are entitled to receive notice of and to vote at the Special Meeting. On the record date, there were 3,354,829 shares of Xenometrix common stock outstanding held by approximately 81 stockholders of record.

Attending the Meeting

     If you are a beneficial owner of Xenometrix common stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Xenometrix common stock held in street name in person at the meeting, you will have to obtain a written proxy or authorization in your name from the broker, bank or other nominee who holds your shares.

Vote Required

     The approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote. Each share of common stock is entitled to one vote. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote "AGAINST" the merger. Abstentions and broker non-votes also will have the same effect as a vote against the merger. Your broker or nominee does not have the right to vote your shares of Xenometrix common stock without your instruction. It is important that you instruct your broker or nominee on how to vote your shares of Xenometrix common stock for your shares to be represented at the Special Meeting.

     The two largest stockholders of Xenometrix common stock have entered into an agreement by which they have both agreed to vote "FOR" the merger. Lindsay A. Rosenwald, M.D. and Invesco Trust Company, who together with their affiliates collectively hold 23.02% of the outstanding common stock of Xenometrix, have agreed to vote their shares in favor of the merger.

     The holders of a majority of the outstanding shares of Xenometrix common stock as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the Special Meeting. A quorum is necessary to hold the Special Meeting. Once a share is represented at the Special Meeting, it will be counted for the purpose of determining a quorum and any adjournment of the Special Meeting, unless the holder is present solely to object to the Special Meeting. However, if a new record date is set for an adjourned meeting, then a new quorum will have to be established.

Voting by Proxy

     This proxy statement is being sent to you on behalf of the Board of Directors of Xenometrix for the purpose of requesting that you allow your shares of Xenometrix common stock to be represented at the Special Meeting by the persons named in the enclosed proxy card. All shares of Xenometrix common stock represented at the meeting by properly executed proxies will be voted in accordance with the instructions indicated on the proxy card. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by Xenometrix's Board of Directors. The Board recommends a vote "FOR" approval of the Merger Agreement.

     If any matters not described in this proxy statement are properly presented at the Special Meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. However, no proxy voted against the proposal to approve the merger will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the merger. Xenometrix does not know of any other matters to be presented at the meeting.

     You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the President of Xenometrix in writing, deliver a later dated proxy before your common stock has been voted at the Special Meeting or attend the meeting and vote your shares in person. Merely attending the Special Meeting will not constitute revocation of your proxy.

     If your Xenometrix common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via telephone or the Internet. Please see the instruction form that accompanies this proxy statement.

     Xenometrix will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Xenometrix may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Xenometrix will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

                                   THE MERGER

     The discussion of the merger in this proxy statement is qualified by reference to the Merger Agreement, as amended, which is attached to this proxy statement as APPENDIX A. You should read the entire Merger Agreement carefully.

Background of the Merger

     History of Company. Xenometrix (the "Company") began operations in 1992 to serve the toxicology and drug safety markets with a line of assays designed to analyze the genetic response of cells when exposed to various compounds. Xenometrix believed that the use of multiple genes in an assay covering a broad range of cellular responses provides information that is more useful than the information relating to a single cellular response yielded by a simple cell-based assay. Xenometrix launched its first commercial products in 1994 and achieved sales of $94,000 in fiscal year ended June 30, 1994, selling its products in the United States through a direct sales force and internationally through distributors. In mid 1995, client research laboratory services were offered in addition to selling assays.

     Xenometrix changed its strategy in early 1997 in an effort to generate revenue through business development and strategic alliances, because sales were still not meeting expectations. As part of this change Xenometrix eliminated its direct sales and marketing team and formed a business development team. In line with this strategy the Company formed an alliance with OSI Pharmaceuticals that included cross licensing of intellectual property as well as aggressive joint marketing, research and development plans. However no revenue was ever generated from the alliance. Management believed that Xenometrix's products and services were not gaining market acceptance even when allied with a well-established provider of screening assays, OSI Pharmaceuticals, because Xenometrix's technology was being sold before the market was sufficiently developed to utilize it. It was management's then belief that Xenometrix's resources were not sufficient to educate and create the market acceptance for its assays.

     Financing Activities. Prior to the Xenometrix's initial public offering on October 18, 1995, the Company's activities were financed through a series of private offerings of preferred and common stock. In its initial public offering of common stock and warrants, underwritten by Barington Capital Group, L.P., the Company raised $8.3 million. By late 1996 the Company determined that it was necessary to raise additional capital to pursue industry acceptance for its technology and to sustain its operations. From late 1996 until September 1997 the Company pursued a further public offering of its securities through several potential underwriters, including Barington, but was unable to secure any firm commitments for such an offering.

     In September 1997 the Company obtained a $1.5 million senior line of credit to continue operations from Aries Domestic Fund, L.P. and the Aries Master Fund, both managed by Paramount Capital Asset Management, Inc. Certain assets of the Company including its intellectual property secured its obligations under the senior line of credit. The Company continued to pursue a private placement of its securities.

     From September 1997 through December 1997 the price of the Company's stock decreased to $1.00 and its net tangible assets fell below $4 million, a minimum requirement for NASDAQ listing. On January 12, 1998 the Company's common stock was de-listed and it began to trade only on the bulletin board. The de-listing had a number of adverse effects on the Company. The stock price dropped to less than $0.50 by the end of January and diminished the Company's access to capital markets. Barington withdrew its offer to assist in a private placement. A strategic partner immediately withdrew its offer to invest $2.0 million in exchange for equity in Xenometrix to build a gene expression database. The last $250,000 from the senior line of credit was drawn on January 12, 1998 at which time all borrowings were scheduled to be due on March 25, 1998.

     1998 Restructuring and Credit Line Extensions. In February 1998, Xenometrix commenced a restructuring which involved eliminating 22 out of 33 positions. The Company continued to pursue financing alternatives and discussed a number of courses of action including the ceasing of operations and the sale of the Company. Management negotiated an extension of the senior line of credit from March 25, 1998 to June 25, 1998 (and several subsequent extensions until the senior line of credit was repaid in full). In October 1998, Xenometrix subleased approximately 67% of its facility to another biotechnology start up entity to ameliorate operating expenses while still retaining facilities for Xenometrix's operation of its core business of selling kits and performing client research laboratory services.

     Beginning in January 1998, Xenometrix pursued a two-fold strategy of seeking acquisition or equity partners and seeking potential licensees of the Company's intellectual property. At the end of February 1998, Xenometrix secured some funds related to an option to acquire an exclusive license to some of the Company's intellectual property. By the end of the 1998 fiscal year the Company had secured two non-exclusive licenses for its technology. Also during this period the Company received several proposals for acquisition and one proposal for a collaborative equity alliance, none of which the Company was able to consummate. By the end of 1998, Xenometrix had lost its Vice President of Legal Affairs, Chief Financial Officer, and Head of BioInformatics to other companies, leaving eight employees. Xenometrix's share price on December 31, 1998 was $0.03.

     Intellectual Property Dispute. Xenometrix shares ownership of its eukaryotic gene profiling patents with Harvard University and the Company has an exclusive worldwide license to Harvard's ownership interests in these patents. Xenometrix pays royalties to Harvard for its ownership interests in these patents and other patents wholly owned by Harvard, to which Xenometrix enjoys exclusive licensure. Xenometrix was unable pay its royalty obligations to Harvard due at the end of August 1998 and the Company received a notice of default at the end of September 1998. If not paid, the exclusive license to these patents would be terminated at the end of December 1998. Furthermore there was a fundamental disagreement between Xenometrix and Harvard over how sublicensing royalties were calculated. Xenometrix filed for arbitration to settle the royalty dispute with Harvard, and separately the Company was successful in getting a 30 day extension until January 29, 1999 to pay the amount that was not under dispute. In April 1999 Harvard agreed to suspend arbitration proceedings in favor of negotiating the royalty in dispute directly with Xenometrix after the Company filed its legal brief to the American Arbitration Board. The Company's dispute with Harvard was resolved on September 1, 2000 at which time the Company and Harvard agreed on a certain percentage royalty on sublicensing revenue. In August 1998 nine oppositions were filed against Xenometrix's European Patent on mammalian gene expression profiling, while a related patent issued in September 1998 for the United States.

     1999 Further Restructuring. In a series of board meetings between December 15, 1998 and February 1, 1999, the directors and remaining management discussed further restructuring of the Company and other alternatives to deal with limited cash resources. On February 1, 1999 Stephen J. Sullivan, President and Chief Executive Officer resigned and was appointed as non-executive Chairman of the Board. Dr. Pauline Gee, Xenometrix's Vice President of Research and Development since July 1995 was appointed President and Chief Scientific Officer. In January 2000 Dr. Gee was appointed to the additional post of Chief Executive Officer and a director. As of February 1, 1999, Xenometrix had four employees and one left shortly after the restructuring. Throughout the remainder of 1999, Xenometrix maintained three full-time employees, one to two part time employees and five independent contractors that contributed to the operations as needed.

     During the first part of 1999 Xenometrix re-evaluated every aspect of its operations to optimize any cash resources. Xenometrix continued to manufacture, perform quality control, ship a full product line, perform client research laboratory services for its customers, support the Company's distributors, manage the Company's facilities for its tenant and meet all of its financial reporting requirements to the SEC. In addition to paying down the senior line of credit, Xenometrix reduced its accounts payable of $631,000 to approximately $374,000 by renegotiating every account and settling some accounts in the quarter ended March 31, 1999. Operations were managed cost-effectively without sacrificing the quality of products or services. Efforts to sell products and services and to license the Company's intellectual property were sufficiently successful to meet its royalty obligations to Harvard and to repay fully its obligations under the senior line of credit by September 1999. Xenometrix reported a small profit for the fiscal year ended June 30, 1999. While Xenometrix continued to explore all interested strategic alternatives including DPII, Xenometrix targeted and was in serious discussions with a potential buyer that had complementary technologies and business strategies for an acquisition/equity partnership in February 1999. These discussions continued throughout most of 1999 until November 11, 1999 when broad terms were negotiated for the sale of substantially all of the assets of Xenometrix to the large company for $2.3 million in cash. The purchaser withdrew its offer in December 1999 before a definitive agreement was completed.

     Strategies in 2000. The directors met on February 23, 2000 to discuss Xenometrix's available options. Dr. Gee presented a report regarding Xenometrix's strategic positioning relative to the market, its weaknesses as well as its potential strengths. Since Xenometrix had regained control over all of its assets as a result of repayment of all amounts due under the senior line of credit, the board agreed that the time was appropriate to investigate both private and public financing. While commitments were sought through the first quarter of calendar 2000, the markets turned in mid March 2000 and the Company was unable to secure any additional financing.

     The board directed management to continue to develop and pursue strategic relationships. The Company initiated discussions with another biotechnology company in March 2000 that led to an offer on July 5, 2000 to purchase substantially all of the assets in return for publicly traded stock. The offer was subject to the due diligence and the preparation and execution of a definitive agreement. The approximate value of the acquiring company's common stock and warrants at the time the offer was made was approximately $3.9 million, of which a substantial portion was to be escrowed for a two year period. Xenometrix granted this party a non-exclusive license in the interim, and the amount paid for the license was taken into consideration in the final purchase price. This offer was withdrawn in August 2000 and the transaction was not consummated. The current value of the proposed consideration is between $500,000 and $1.6 million.

     Meanwhile Xenometrix reported a profitable fiscal year ended June 30, 2000. It also settled the royalty dispute with Harvard on September 1, 2000. At this time, Xenometrix had two full-time employees, three part-time employees and seven independent contractors. During 2000 Xenometrix had strategic discussions with three other parties and licensing discussions with ten parties at different levels of interest.

     Agreement with DPII. Xenometrix first initiated discussions regarding a strategic alliance on September 21, 1998 with DPII, then known as IRORI. The discussions did not proceed beyond the sharing of information.

     In February 1999 Dr. David Coffen, DPII's Chief Scientific Officer called Dr. Gee to discuss synergistic technological possibilities between the two companies. As a result of the call, Dr. Coffen visited Xenometrix on March 3, 1999 to explore whether the companies' respective technologies were complementary. Further discussions ensued including a teleconference call on March 8, 1999 between DPII's Mr. Riccardo Pigliucci, Chairman and Chief

Executive Officer, Mr. Jack Fitzpatrick, Chief Financial Officer and Dr. Coffen and Xenometrix's Dr. Gee and Mr. Stephen Sullivan where a possible acquisition of Xenometrix by DPII was explored. Financial information was sent to Mr. Fitzpatrick and Mr. Pigliucci the following day. On March 11, 1999 Mr. Fitzpatrick called Dr. Gee to indicate that DPII was not interested in pursuing a licensing agreement or an acquisition of the Company.

     On November 4, 1999, Ms. Barbara Osgood-Hartness, Xenometrix's Director of Business Development met with Mr. John Lillig, Chief Technology Officer and Dr. Coffen, at DPII to renew discussions. Several exchanges between Xenometrix and DPII followed in December 1999 and January 2000 that culminated in meetings on February 15 and 16, 2000. Dr. Gee and Ms. Osgood-Hartness presented Xenometrix's technology and a proposed business plan that integrated the two organizations to Mr. Lillig, Dr. Coffen, Dr. Rhett Affleck and Dr. Richard Brown. Technological and business strategies were discussed at these meetings but no decisions were reached.

     Discussions between the two companies resumed in July 2000 and Mr. Lillig visited Xenometrix on August 24, 2000 to discuss the combining of the companies' respective business strategies. The next meeting with DPII was on September 6, 2000 at the Society of Biomolecular Screening meeting. Dr. Gee met with Mr. Lillig and Dr. Affleck and representatives of another company to discuss the integration potential of various technologies available among the group represented.

     Discussions between Xenometrix and DPII occurred several times a week throughout September 2000 that resulted in a visit to Xenometrix by Mr. Pigliucci and Dr. Coffen on October 12, 2000. Mr. Pigliucci and Dr. Gee discussed Dr. Gee being employed by DPII. Dr. Gee indicated that she would be willing to work for DPII only if it were in connection with an acquisition of the Company. Negotiations of the acquisition transaction continued by telephone between Xenometrix and DPII. Dr. Gee met with Dr. Affleck in Basel, Switzerland on November 2, 2000. Dr. Affleck arranged for Dr. Gee to meet with Dr. Bernhard Schnurr, Vice President of Operations, Discovery Technologies Ltd. (DTL), a wholly owned subsidiary of DPII.

     Dr. Gee met with Mr. Pigliucci and Dr. Coffen again on December 5 and 6, 2000 to discuss further terms and possible structures of the merger transaction and to evaluate a third party technology for its integration potential with Xenometrix's technology. From November 28, 2000 to January 2, 2001 DPII made several offers to acquire the Company, in each case for cash, and the Company made several counteroffers. The final offer was for an aggregate purchase price of $2.5 million in cash for all of the securities of the Company.

     Xenometrix's Board of Directors met on December 14, 2000 and January 3, 2001 to review the terms of the offers from DPII and the Company's counteroffers. On January 3, 2001 the board voted unanimously to approve the offer and authorized Dr. Gee to execute the term sheet and to negotiate a definitive agreement. In approving the offer, the board considered, among other matters, the substantial premium the purchase price represented over the closing price of the Company's stock at the time, other probable offers, the Company's cash position, its future prospects, the uncertainty of the outcome of European oppositions to one of the Company's patents, the difficulty of raising additional capital, the probability that the proposed transaction would be completed, and the cash nature of the consideration to be received by the Company's stockholders. The board also considered that a very significant effort had been made over the past three years to find a buyer for the Company.

     On February 19, 2001, the board met to review the definitive Agreement and Plan of Reorganization being presented to this meeting of stockholders for approval. Based on the totality of information presented, the consideration given to other possible strategic alternatives, the limited options for Xenometrix to compete effectively in the gene profile market and the feasibility of financing in this market at the Company's share price, the Board of Directors determined that the proposed merger transaction is fair and is in the best interests of Xenometrix and Xenometrix's stockholders. The Directors adopted and approved unanimously resolutions to authorize management to execute the Merger Agreement on behalf of Xenometrix. Furthermore, the Board of Directors unanimously recommends to Xenometrix stockholders the approval of the transaction.

     On February 26, 2001 DPII presented a formal offer of employment between the surviving entity following the merger and Dr. Gee which was accepted by Dr. Gee on the same day as the Merger Agreement was nearing completion. Dr. Gee, the Company's President and Chief Executive Officer will retain her position with Xenometrix after the merger. On February 27, 2001 the Company and DPII executed a definitive Agreement and Plan of Reorganization.

Reasons for the Merger

     Xenometrix's Board has determined by unanimous vote that the merger is in the best interests of Xenometrix's stockholders. ACCORDINGLY, XENOMETRIX'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT XENOMETRIX'S STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     In reaching its determination to approve the Merger Agreement, the Board considered a number of matters affecting the strategic alternatives available to Xenometrix, including the matters described above in "The Merger--Background of the Merger" and the following factors:

     - the price being offered by DPII which, when compared with the $0.31 average closing price of Xenometrix common stock for the 20 trading days immediately prior to the announcement of the merger, represented a premium of 103% at a $0.63 per share purchase price;

     - the results of an examination of strategic alternatives, including remaining independent, growing by combining with a larger company like DPII, and the determination that a merger with DPII, a large company with an excellent reputation and substantial resources, would better enable Xenometrix to compete with the small number of companies that, largely because of their size and market power, continue to dominate Xenometrix's industry and inhibit Xenometrix's opportunities for growth;

     - the determination that the size and resources of its larger competitors have made it increasingly difficult for Xenometrix to compete in its industry at its current size;

     - the determination that DPII would enable Xenometrix to increase its desired size and market presence because DPII is a broader based company, both on a products and geographic basis;

     - DPII's commitment to be the best provider of drug discovery tools and its ability to continue to provide Xenometrix's customers with premium quality and service, and to provide Xenometrix's employees with excellent career opportunities;

     - the terms of the Merger Agreement, including the parties' representations, warranties, covenants and conditions; and

     - the potential impact of the merger on realizing the full potential of the intellectual property estate and sublicensing partners of Xenometrix.

     This discussion of the information and factors considered by the Xenometrix Board of Directors is not intended to be exhaustive, but identifies material factors considered by the Board. In view of the wide variety of factors considered in connection with the evaluation and determination to approve and recommend the merger agreement with DPII, the Xenometrix Board of Directors found it impracticable and did not quantify or otherwise attempt to assign any relative or specific weights to the factors considered, and individual directors may have weighted factors differently.

                              THE MERGER AGREEMENT

Generally

     The Merger Agreement provides for a business combination in which Xenometrix will merge with DPI Patents, Inc., a wholly owned subsidiary of DPII. Upon the merger being completed, DPI Patents will cease to exist and Xenometrix, as the surviving corporation, will become a wholly owned subsidiary of DPII. The current directors and officers of Xenometrix will cease to be directors and officers of Xenometrix upon completion of the merger, although some Xenometrix employees, including the President and Chief Executive Officer, will continue as employees of DPII or Xenometrix after the merger.

Conversion of Xenometrix Shares

     At the effective time of the merger, each share of Xenometrix common stock issued and outstanding immediately prior to the effective time of the merger (other than those shares held by the stockholders, if any, who properly exercise their appraisal rights under Delaware law) will be automatically converted into the right to receive cash and a deferred cash payment. The total purchase price for Xenometrix is $2.5 million in cash. At the time of the merger closing, $250,000 of the total purchase price will be placed in escrow for twelve (12) months. The per-share amount of cash will be determined as of the closing of the merger based on the number of outstanding Xenometrix shares on that date. Based on the number of outstanding Xenometrix shares and stock options as of February 27, 2001, the purchase price is approximately $0.63 per share, of which approximately $0.06 per share will be placed in escrow. The amount, if any, remaining in escrow after the twelve (12) month period will be paid to the former Xenometrix stockholders. See "The Merger Agreement--Escrow For Certain Indemnity Obligations."

     The actual per-share amount to be received by the Xenometrix stockholders (other than those stockholders who have properly exercised their appraisal rights under Delaware law) may be more or less than the amounts described in the preceding paragraph because the number of shares outstanding at the closing of the merger may be more or less than the shares and options outstanding on February 27, 2001, the date used for the illustrative calculation. Under the Merger Agreement, Xenometrix is generally not permitted to issue additional shares of common stock. Xenometrix will, however, issue prior to closing additional shares purchased by employees, officers and directors pursuant to Xenometrix's Employee and Non-Employee Director Stock Option Plans. Xenometrix currently has outstanding to employees options to purchase 657,625 shares of common stock, and has outstanding to the directors options to purchase 195,000 shares of common stock. Of the options to purchase the 852,625 shares of common stock, 611,625 will likely be exercised immediately prior to closing.* However, if more than 611,625 options are exercised prior to merger closing, the per-share amounts described in the preceding paragraph will decrease. Xenometrix cannot predict how many shares will be outstanding at the closing of the merger.

Stock Options

     All outstanding Xenometrix stock options, whether vested or unvested, shall be terminated on the date of the merger closing. Xenometrix currently has outstanding to employees options to purchase 657,625 shares of common stock, and has outstanding to the directors options to purchase 195,000 shares of common stock. Any exercise of vested options prior to the merger closing will be converted to common stock of Xenometrix. Of the 852,625 total outstanding stock options, 241,000 are exercisable at $0.5625 per share. Because the expected per share amount to be received after the closing will be approximately $0.57 per share (after deduction of the escrow amount), it is not expected that the option holders of the 241,000 options will exercise those options. The exercise period for any outstanding Xenometrix options will not be extended. However, if all 852,625 options are exercised prior to the merger closing, the gross per-share amount payable to each stockholder would be approximately $0.59 per share, with approximately $0.06 per share deducted for the escrow at closing, resulting in a net of approximately $0.53 payable per-share shortly after the merger closing.



--------------------------------
* Xenometrix does not expect that 241,000 outstanding stock options exercisable at $0.5625 will be exercised because the expected per share amount to be received after the closing will be approximately $0.57 per share (after deduction of the escrow amount).

Payment for Xenometrix Shares

     As soon as practicable after the closing of the merger (but in any event, within five business days), Computershare Trust Company, Inc. or another bank or trust company designated by DPII, in its capacity as paying agent, will send a transmittal letter to each former Xenometrix stockholder. The transmittal letter will contain instructions on how to surrender your shares of Xenometrix common stock in order to receive the cash merger consideration. Xenometrix stockholders should not send in their stock certificates until they receive the transmittal materials from Computershare Trust Company, Inc.

Source and Amount of Funds

     The total amount of funds required by DPII to acquire all the outstanding shares of Xenometrix common stock and to pay fees and expenses associated with the merger is estimated to be approximately $2.666 million. At the close of trading on March 21, 2001, DPII had a market capitalization of approximately $132.7 million, with cash and cash equivalents as of its September 30, 2000 consolidated balance sheet of approximately $92 million.

Interests of Xenometrix's Directors and Officers in the Merger That May Differ From Your Interests

     When you consider the Xenometrix Board of Directors' recommendation that you vote in favor of the merger, you should be aware that Xenometrix's officers and directors may have interests in the merger that may be different from, or in addition to, your interests. These interests include:

     Employment Arrangements

     - Pauline Gee, Ph.D., President and Chief Executive Officer and a director of Xenometrix, is scheduled to remain with Xenometrix after completion of the merger. Dr. Gee intends to execute, and the merger is contingent upon Dr. Gee's execution of, an Employment Agreement by which she will continue her employment with Xenometrix after it becomes a wholly owned subsidiary of DPII. The agreement provides for a one (1) year term, an annual base salary of $170,000, a bonus of 20% or more of annual base salary, options to purchase 50,000 shares of DPII common stock and other benefits.

     Bonuses and Acceleration of Stock Options

     - If the Merger Agreement is approved by the stockholders and the merger transaction is completed, the members of the Board of Directors of Xenometrix will receive, as consideration for their efforts and years of service, cash compensation as follows: each of John Prendergast, Walt Lovenberg, Randal Schumacher and Stephen Sullivan will receive cash compensation of $10,000, and Pauline Gee will receive $100,000 (Dr. Gee's bonus is being paid as a retention bonus).

     - In addition, each of the directors, officers and employees will also have all of their outstanding, granted stock option vesting periods accelerated, and they will be permitted to exercise those options through a cashless exercise. In other words, Xenometrix will permit each of the directors to purchase the shares corresponding to their vested stock options, convert the shares into the cash payment due to each stockholder under the merger, and repay the company the purchase price for each of the shares all in one transaction.

     Indemnification of Xenometrix Officers and Directors

     - Xenometrix has agreed to indemnify and hold harmless Dr. Gee, in her capacity as Xenometrix's President and Chief Executive Officer, and the all other directors, from liability and expenses arising out of matters existing or occurring prior to the consummation of the merger to the fullest extent allowed under Delaware law and in accordance with indemnification agreements of Xenometrix as in effect prior to the merger.

Regulatory Approvals

     The closing of the merger is conditioned upon all material governmental consents, approvals and authorizations legally required for the closing of the merger and the transactions contemplated thereby having been obtained and being in effect. However, no assurance can be given that the required consents, approvals or authorizations will be obtained. Xenometrix and DPII are not currently aware of any governmental approvals or actions that may be required to effect the merger.

When the Merger Will Be Completed

     We expect to complete the merger shortly after the stockholders meeting on May 2, 2001. However, we cannot guarantee when or if the required regulatory approvals will be obtained. Furthermore, either DPII or Xenometrix may terminate the Merger Agreement if, among other reasons, the merger has not been completed on or before June 1, 2001, unless failure to complete the merger by that time is due to the terminating party's failure to perform its obligations under the Merger Agreement.

     On the date of the closing, the parties will file a certificate of merger with the Delaware Secretary of State. The merger will become effective upon the filing of the certificate of merger or at a later time if specified in the certificate of merger.

Procedures for Exchanging Your Stock Certificates

     Promptly after the completion of the merger, Computershare Trust Company, Inc., as paying agent, will mail to each former holder of record of Xenometrix common stock a letter with instructions on how to exchange Xenometrix stock certificates for the cash merger consideration.

     Please do not send in your Xenometrix stock certificates until you receive the letter of transmittal and instructions from Computershare Trust Company, Inc. Do not return your stock certificates with the enclosed proxy card. If your shares of Xenometrix stock are held through a broker, your broker will surrender your shares for cancellation.

     After you mail the letter of transmittal and your stock certificates to Computershare Trust Company, Inc., your check will be mailed to you. The Xenometrix stock certificates you surrender will be canceled.

     After the completion of the merger, there will be no further transfers of Xenometrix common stock. Xenometrix stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

     If your Xenometrix stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of those certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Computershare Trust Company, Inc. will send you instructions on how to provide such evidence.

Certain Federal Income Tax Consequences

     The following is a discussion of certain federal income tax consequences of the merger to holders of Xenometrix common stock. The discussion is based upon the Internal Revenue Code, Treasury regulations, IRS rulings, and judicial and administrative decisions in effect as of the date of this proxy statement. This discussion assumes that the Xenometrix common stock is generally held for investment. In addition, this discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or to Xenometrix stockholders subject to special rules, such as stockholders who acquired their Xenometrix stock pursuant to the exercise of stock options or otherwise as compensation, non-United States persons, financial institutions, tax-exempt organizations, dealers in securities or foreign currencies or insurance companies.

     The receipt of cash for Xenometrix common stock pursuant to the merger will be a taxable transaction for federal income tax purposes and may be a taxable transaction for state, local and foreign tax purposes as well. You will realize gain or loss measured by the difference between your adjusted tax basis for the Xenometrix common stock owned by you at the time of the merger and the amount of cash you receive for your Xenometrix shares. In general your gain or loss will be a capital gain or loss if your Xenometrix stock is a capital asset in your hands, and will be long-term capital gain or loss if you have held your Xenometrix stock for more than one year on the date of the merger.

     Because an escrow is established at the closing of the merger in connection with the indemnity obligations, there is uncertainty as to the proper federal income tax treatment of the contingent right of the Xenometrix stockholders to receive payments out of the escrow. On the one hand, if this contingent right were considered to have a reasonably ascertainable fair market value, it is possible that this value would have to be included by a Xenometrix stockholder in its calculation of gain or loss for the taxable year in which the closing occurs. If upon termination of the escrow, the amount (if any) received by a Xenometrix stockholder were greater or less than such readily ascertainable value attributed to the escrow amount and reported for tax purposes in the year of the closing, the difference would generally be capital gain or loss to the stockholder in the year of the escrow termination.

     On the other hand, due to the uncertainties relating to the right of a Xenometrix stockholder to receive a payment out of the escrow and the amount and timing of any such payment, it is possible that a stockholder would not be required to include any value attributable to this contingent right in its calculation of gain or loss for the taxable year of the closing. In this event, the stockholder would report any amount actually received out of the escrow in the year of receipt.

     In addition to the foregoing, a portion of the escrow amount actually received by a Xenometrix stockholder will be treated as interest income and taxed at ordinary income rates for federal income tax purposes.

     The cash payments due to the holders of Xenometrix common stock pursuant to the merger generally will be subject to "backup withholding" at a 31% rate unless certain requirements are met. As a general rule, backup withholding will not apply if you (i) furnish a correct taxpayer identification number on IRS Form W-9 or an appropriate substitute form and certify on such form that you are not subject to backup withholding, (ii) provide a certificate of foreign status on IRS Form W-8 or an appropriate substitute form, or (iii) are a corporation or are otherwise exempt from backup withholding.

     Neither DPII nor Xenometrix has requested or will request a ruling from the IRS as to any of the tax effects to Xenometrix stockholders of the transactions discussed in this proxy statement, and no opinion of counsel has been or will be rendered to Xenometrix stockholders with respect to any of the tax effects of the merger to stockholders.

     The tax consequences of the merger to you may vary depending upon your particular circumstances. In particular, and as noted above, the tax treatment with respect to the contingent right to receive payments from the escrow is unclear under United States federal tax laws. Therefore, you should consult your tax advisor to determine the particular tax consequences of the merger to you, including those relating to state, local and/or foreign taxes.

Anticipated Accounting Treatment

     Xenometrix anticipates that the merger will be accounted for by DPII using the purchase method of accounting in accordance with generally accepted accounting principles.

Escrow for Certain Indemnity Obligations

     Under the Merger Agreement, Xenometrix agreed to place into escrow $250,000 of the total purchase price of $2.5 million at closing. The escrow sum of $250,000 will be held by Wells Fargo Bank, National Association for a period of twelve (12) months following the merger closing to indemnify DPII from any and all damages incurred in connection with any breach by Xenometrix of its covenants, representations, warranties and agreements made under the Merger Agreement. The per-share amount of cash payable following the closing will be determined as of the closing of the merger based on the number of outstanding Xenometrix shares on that date. The amount to be paid to Xenometrix's stockholders at the time of the merger closing will be $2.5 million in cash.

Based on the number of outstanding Xenometrix shares and stock options as of March 7, 2001, the total per-share purchase price will be approximately $0.63 per share. Of the total per-share purchase price, approximately $0.06 will be placed in escrow. The amount, if any, remaining in escrow after the expiration of the twelve (12) month indemnity period will be paid to the former Xenometrix stockholders.

     XENOMETRIX CAN GIVE NO ASSURANCES THAT ANY OF THE ESCROW FUNDS WILL REMAIN AFTER THE END OF THE TWELVE (12) MONTH INDEMNITY PERIOD. If Xenometrix has continuing indemnity liability, it is possible that the entire amount of the escrow will be used to pay DPII, which would leave no remaining funds to distribute to the former Xenometrix stockholders.

     The Merger Agreement provides that if any breach of Xenometrix's covenants, representation, warranties and agreements made under the Merger Agreement results in monetary costs or losses to DPII, DPII will have the right to recover such costs and losses from the escrow. The escrow is structured such that DPII will not have any right to any funds from the escrow unless the aggregate amount of such costs and losses exceeds a threshold amount of fifty thousand dollars ($50,000) during the twelve (12) month period following the merger closing. If such threshold amount is exceeded, DPII is entitled to recover all of its damages from the escrow, up to the entire amount of the escrow.

     On the other hand, the escrow will insulate you from any potential liability as a stockholder of Xenometrix. If the indemnity claims of DPII exceed the amount in escrow, DPII will have no claims against you as a stockholder of Xenometrix. The only claims that may exceed the amount in escrow would be claims against the officers and directors of Xenometrix for any fraud or intentional breach by the Company or its officers and directors of the representations, warranties or covenants made by Xenometrix in the Merger Agreement.

Representations and Warranties of Xenometrix

     Xenometrix made representations and warranties in the Merger Agreement regarding the following:

     -    corporate organization and qualification to do business of Xenometrix;

     -    capitalization of Xenometrix;

     - authority to enter into the Merger Agreement and to consummate the merger;

     -    absence of any affiliates or subsidiaries;

     - absence of conflicts between the Merger Agreement and the merger, on the one hand, and other contractual and legal obligations of Xenometrix, on the other hand;

     - requirement of consents, approvals, filings or other authorizations to enter into the Merger Agreement and consummate the merger;

     -    completeness and accuracy of minute books and corporate records;

     - compliance with all applicable SEC filing requirements and accuracy and completeness of SEC filings since December 31, 1997;

     - accuracy of financial statements contained in SEC filings filed since December 31, 1997;

     -    material liabilities and obligations;

     -    material changes or events since December 31, 2000;

     -    material litigation;

     -    validity and effectiveness of all leasehold interests;

     -    ownership of tangible personal property and all other assets;

     - possession, effectiveness and compliance with permits and licenses necessary to carry on the business as currently conducted;

     -    validity and enforceability of material contracts and commitments;

     - ownership of intellectual property rights and non-infringement of the rights of others;

     -    compliance with applicable law;

     -    tax matters;

     -    inventory matters;

     -    labor matters;

     -    condition of accounts receivable;

     - employee benefits matters and compliance of benefit plans with applicable laws and regulations;

     -    absence of restrictions on business activities;

     -    environmental matters;

     -    list of employees, customers and bank accounts;

     -    insurance matters;

     -    payments due to officers and/or directors as a result of the merger;

     -    absence of brokers or finders;

     -    board approval of the merger;

     -    stockholders' vote required to adopt the Merger Agreement;

     - accuracy and completeness of disclosure contained in the Proxy Statement and its compliance with applicable securities laws and regulations;

     -    absence of any required third-party consents; and

     -    absence of any material misstatements and omissions.

Representations and Warranties of DPII and DPI Patents

     DPII and DPI Patents each made representations and warranties in the Merger Agreement regarding the following:

     -    corporate organization and qualification to do business;

     -    authority to enter into the Merger Agreement;

     - absence of litigation relating to or affecting the transactions contemplated by the Merger Agreement.

     -    absence of brokers or finders; and

     -    accuracy and completeness of reports and financial statements.


Conduct of Business Prior to the Closing

     Xenometrix has agreed that, subject to certain exceptions, between the execution of the Merger Agreement and the earlier to occur of the termination of the Merger Agreement or the consummation of the merger, Xenometrix will:

     - conduct its business in the ordinary course and in a manner consistent with past practice; and

     - use commercially reasonable efforts to preserve substantially intact its business organizations and to keep available the services of its current officers, employees and consultants and to preserve its current relationships with customers, suppliers, distributors and other persons that have significant business relations with Xenometrix.

     Xenometrix has also agreed that, subject to certain exceptions, prior to the effective time of the merger, Xenometrix will not amend its charter documents, issue new shares of stock or rights to acquire stock (except for issuances upon the exercise of currently outstanding Xenometrix options), or enter into other enumerated non-ordinary course transactions.

No Solicitation Provision

     Xenometrix has agreed not to seek a buyer for Xenometrix, other than DPII, and has agreed to terminate all existing discussions or negotiations with respect to an acquisition. In particular, Xenometrix has agreed not to, or permit any of its agents or representatives to:

     - initiate, solicit or encourage any inquires or the making of any proposal that constitutes an acquisition proposal;

     - engage or participate in negotiations or discussions or provide information to any person in connection with any proposal that constitutes or could reasonably be expected to lead to an acquisition proposal; or

     - enter into any agreement with respect to an acquisition proposal or approve an acquisition proposal.

Conditions to Closing

     The obligations of DPII and Xenometrix to consummate the merger are subject to satisfaction or waiver of the following conditions:

     - no governmental authority or court having entered an order making the merger illegal or otherwise prohibiting its consummation, or taken any legal action which seeks to prevent or delay consummation of the merger; and

     - the receipt of all necessary governmental consents, approvals or other authorizations legally required to consummate the merger from all governmental authorities.

     The obligation of DPII to consummate the merger is also subject to the satisfaction or waiver of the following additional conditions:

     - the continued truthfulness and accuracy of the representations and warranties made by Xenometrix in the Merger Agreement;

     - the performance or compliance in all material respects by Xenometrix with all agreements and covenants required by the Merger Agreement;

     -    the lack of a material adverse change in Xenometrix's business;

     - a majority of Xenometrix stockholders approve and adopt the Merger Agreement and the merger;

     -    Xenometrix obtains all necessary material third-party consents;

     - Pauline Gee, Ph.D., has not terminated her employment with Xenometrix and has not expressed a desire to do so after the merger;

     - Xenometrix having delivered certain closing documents contemporaneously with the consummation of the merger;

     -    DPII is satisfied with its due diligence investigation of Xenometrix;

     - all outstanding options have been converted to common shares or terminated;

     - Pauline Gee, Ph.D., has entered into an employment agreement with DPII; and

     - holders of no more than 10% of all shares of Xenometrix common stock outstanding as of the date of the Special Meeting having demanded appraisal rights under Delaware law.

     The obligation of Xenometrix to consummate the merger is also subject to the satisfaction or waiver of the following additional conditions:

     - the continued truthfulness and accuracy of the representations and warranties made by DPII and DPI Patents in the Merger Agreement;

     - the performance or compliance in all material respects by DPII with all agreements and covenants required by the Merger Agreement; and

     - DPII having delivered certain closing documents contemporaneously with the consummation of the merger.

Termination

     The Merger Agreement may be terminated and the merger abandoned at any time prior to the effective time:

     -    by mutual consent of DPII and Xenometrix;

     -    by either DPII or Xenometrix if:

          - the transaction is not completed by June 1, 2001, unless failure to complete the merger by that time is due to the failure to perform obligations by the party seeking to terminate;

          - a final and nonappealable governmental restraint adversely affecting the merger is in effect; or

          - the other party has breached a representation, warranty, covenant or agreement, subject to materiality thresholds and cure periods.

     Xenometrix is required to grant to DPII a non-exclusive, royalty-free license to Xenometrix's gene-profiling technology if the Merger Agreement is terminated:

          - by DPII, due to Xenometrix breaching it non-solicitation covenant;

          - by DPII, due to Xenometrix breaching, subject to materiality thresholds and cure periods, any of Xenometrix's representations, warranties, covenants or agreements; or

          - by DPII, due to Pauline Gee's failure to enter into an employment agreement with DPII.


Fees and Expenses

     Except as discussed below, whether or not the merger is consummated, Xenometrix and DPII are each responsible for their respective expenses incurred in connection with the merger, including the preparation of the Merger Agreement and all fees and expenses of legal counsel and accountants. Under the Merger Agreement, however, if the merger is consummated, then DPII shall pay both its and Xenometrix's third party expenses in connection with the merger. However, if Xenometrix's third party expenses exceed $166,000, any amount exceeding $166,000 would be reimbursed to DPII from the escrow.

                               NO FAIRNESS OPINION

     The Board of Directors has decided not to retain an independent financial advisor to deliver a fairness opinion in connection with a proposed acquisition of Xenometrix by DPII.

     If an independent financial advisor was retained to render a fairness opinion, the independent financial advisor would evaluate several factors to determine whether a merger is fair, from a financial point of view, to the stockholders. Such factors may include:

     -    the terms of the Merger Agreement;

     -    publicly available financial statements;

     - internal financial and operating information, including financial forecasts and projections;

     -    discussions with management;

     -    historical market prices and trading activity of the common stock; and

     - comparison of the terms of the merger with other precedent mergers and acquisitions comparable to the merger.

     The Board of Directors has reviewed the foregoing factors and has determined that the consideration to be paid to Xenometrix's stockholders is fair from a financial point of view and has decided that the expense of a fairness opinion would not be appropriate or worthwhile.

                     YOU HAVE APPRAISAL RIGHTS IN THE MERGER

     Under Delaware law, if you do not wish to accept the cash payment provided for in the Merger Agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your Xenometrix common stock. Xenometrix stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights.

     Xenometrix will require strict compliance with the statutory procedures. A copy of Section 262 is attached as APPENDIX B.

     The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in APPENDIX B of this proxy statement.

     Section 262 requires that stockholders be notified not less than 20 days before the Special Meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes Xenometrix's notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in APPENDIX B because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

     If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

     - You must deliver to Xenometrix a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the merger. Voting against or failing to vote for the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

     - You must not vote in favor of the merger. A vote in favor of the merger, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

     If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Xenometrix common stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Xenometrix common stock.

     All demands for appraisal should be addressed to Dr. Pauline Gee, President and Chief Executive Officer, 2425 North 55th Street, Suite 111, Boulder, Colorado 80301-5700, before the vote on the merger is taken at the Special Meeting and should be executed by, or on behalf of, the record holder of the shares of Xenometrix common stock. The demand must reasonably inform Xenometrix of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares.

     To be effective, a demand for appraisal by a holder of Xenometrix common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares.

     If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

     If you hold your shares of Xenometrix common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

     Within 10 days after the effective date of the merger, DPII must give written notice that the merger has become effective to each Xenometrix stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. At any time within 60 days after the effective date, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for his or her shares of Xenometrix common stock. Within 120 days after the effective date, either DPII or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. DPII has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder's previously written demand for appraisal.

     If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to DPII, DPII will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

     After determination of the stockholders entitled to appraisal of their shares of Xenometrix common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

     In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the Merger Agreement.

     Costs of the appraisal proceeding may be imposed upon DPII and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date); however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the cash payment for shares of his or her Xenometrix common stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date.

     In view of the complexity of Section 262, Xenometrix stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

                     MARKET PRICE OF XENOMETRIX COMMON STOCK

     Xenometrix common stock is quoted on the OTC Bulletin Board of the NASD under the symbol "XENO." The following table sets forth, for the periods indicated, the high and low bid prices per share for Xenometrix common stock as reported on the NASD OTC Bulletin Board.

                                                             HIGH          LOW
                                                             ----          ---
1999:
     First Quarter..............................             0.340        0.063
     Second Quarter.............................             0.450        0.200
     Third Quarter..............................             0.300        0.150
     Fourth Quarter.............................             0.590        0.188
2000:
     First Quarter..............................            11.875        0.500
     Second Quarter.............................             3.875        0.813
     Third Quarter..............................             1.031        0.510
     Fourth Quarter.............................             0.750        0.250
2001:
     First Quarter (through February 27, 2001)..             0.516        0.281

     The closing bid price per share of Xenometrix common stock on February 27, 2001, which was the last full trading day immediately preceding the public announcement of the proposed merger, was $0.40625. On March 30, 2001, which is the latest practicable date prior to the printing of this proxy statement, the closing price for Xenometrix common stock was $_____.

     As of March 7, 2001, there were 3,354,829 shares of Xenometrix common stock outstanding, held by approximately 81 stockholders of record of Xenometrix common stock. This number does not reflect the number of persons or entities who may hold their stock in nominee or "street" name through brokerage firms.

     Xenometrix has never paid any cash dividends on its common stock, nor does it have any intention of doing so in the near future.

          BENEFICIAL OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth as of March 7, 2001, the record date for determination of Xenometrix stockholders entitled to notice of and to vote at the Special Meeting, information relating to the beneficial ownership of Xenometrix's common stock by (a) each person known by Xenometrix to be the beneficial owner of more than five percent (5%) of the outstanding shares of Xenometrix common stock, (b) each executive officer, (c) each director, and (d) all executive officers and directors as a group. As of March 7, 2001, 3,354,829 shares of common stock were outstanding. Unless otherwise indicated, all persons named have sole voting and investment power with respect to the shares indicated as beneficially owned, except to the extent power is shared by spouses under applicable law. Unless indicated otherwise, the address of each of these persons is c/o Xenometrix, Inc., 2425 North 55th Street, Suite 111, Boulder, Colorado 80301-5700.

                                         No. of
                                  Shares Beneficially  Percentage Beneficially
Name of Beneficial Owner                 Owned (1)             Owned(2)
--------------------------------------------------------------------------------
Lindsay A. Rosenwald,M.D. (3)..........  435,638               12.99%
787 Seventh Avenue
New York, NY 10019
Invesco Trust Company (4)............... 336,543               10.03
7800 East Union Avenue, Suite 800
Denver, CO 80237
Stephen J.Sullivan (5).................. 185,710                5.25
John K.A. Prendergast, Ph.D. (6)........  52,000                1.54
Walter M.Lovenberg, Ph.D. (7)...........  21,125                0.63
Randal P. Schumacher (8)................  31,500                0.93
Pauline Gee, Ph.D.(9)............. ..... 104,501                3.02
All executive officer and directors
as a group (5 persons).................. 394,836               10.64

----------------------------

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within sixty
     (60) days of March 7, 2001 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Does not include the following shares that may be acquired through acceleration of vesting and exercise of options if the merger transaction is approved: Mr. Sullivan: 57,606; Dr. Prendergast:
     33,500; Dr. Lovenberg: 33,875; Mr. Schumacher: 33,500; and Dr. Gee:
     263,333.

(2) Percentage of beneficial ownership is based on 3,354,829 shares of Common Stock outstanding as of March 7, 2001.

(3) Includes 255,294 shares held by the Aries Domestic Fund L.P. and 145,483 shares and held by the Aries Master Fund, a Cayman Islands Trust. Dr. Rosenwald is the Chairman of Paramount Capital Asset Management, LLC, the General Partner of the Aries Domestic Fund L.P., and investment advisor to the Aries Master Fund, a Cayman Islands Trust. Dr. Rosenwald disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any. Does not included an aggregate of 47,678 shares owned by Dr. Rosenwald's spouse and trusts for the benefit of his children, of which Dr. Rosenwald disclaims beneficial ownership. Does not include an aggregate of 39,254 and 56,253 shares owned by Dr. Rosenwald's relatives and an investment firm controlled by his father in law of which Dr. Rosenwald disclaims beneficial ownership.

(4) Includes 215,485 shares owned by The Global Health Sciences Fund and 121,058 shares owned by Invesco Strategic Portfolios, Inc.--Health Sciences Portfolio, for which Invesco Trust Company acts as investment adviser or sub adviser, and therefore shares investment and voting power.

(5) Includes options to purchase 183,210 shares exercisable within sixty (60) days after March 7, 2001.

(6) Includes options to purchase 31,500 shares exercisable within sixty (60) days after March 7, 2001.

(7) Includes options to purchase 21,125 shares exercisable within sixty (60) days after March 7, 2001.

(8) Includes options to purchase 16,500 shares exercisable within sixty (60) days after March 7, 2001.

(9) Includes options to purchase 104,101 shares exercisable within sixty (60) days after March 7, 2001.

                                  OTHER MATTERS

     You should rely only on the information contained in this proxy statement to vote your shares at the meeting. Xenometrix has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated April 4, 2001. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this document to stockholders is not intended to create any implication to the contrary.

     In order to be considered for inclusion in the proxy statement for the next annual meeting, if any, of stockholders of Xenometrix, any stockholder proposal intended to be presented at the meeting must be received by Xenometrix on or before July 15, 2001. The annual meeting will be held only if the merger is not consummated.

     The Board of Directors does not intend to bring before the meeting any matters other than those set forth herein, and has no present knowledge that any other matters will or may be brought before the meeting by others. If, however, any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with their judgment.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            Roger S. Mertz
                                            Secretary

Boulder, Colorado

April 4, 2001

                                XENOMETRIX, INC.

                        2425 North 55th Street, Suite 111
                          Boulder, Colorado 80301-5700

                                      PROXY

     This Proxy is solicited on behalf of the Board of Directors. The undersigned hereby appoints Pauline Gee, Ph.D. and Stephen Sullivan, or either of them, with full power of substitution, as Proxies of the undersigned to attend the Special Meeting of Stockholders of Xenometrix, Inc. to be held on Wednesday, May 2, 2001, and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as indicated below.

1. Approval and adoption of the Merger Agreement and merger with DPI Patents, Inc., a wholly owned subsidiary of Discovery Partners International, Inc.

          [  ] FOR the merger               [  ] AGAINST the merger

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     The undersigned hereby acknowledge receipt of (a) Notice of Annual Meeting of Stockholders to be held May 2, 2001, and (b) the accompanying Proxy Statement.

     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" PROPOSAL ONE.

     Please sign exactly as signature appears on this proxy card. Executors, administrators, traders, guardians, attorneys-in-fact, etc. should give their full titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If a partnership, please sign in partnership name by authorized person. If stock is registered in two names, both should sign.


Dated: ______________________, 2001
                                                     _________________________
                                                     Signature


                                                     _________________________
                                                     Signature

--------------------------------------------------------------------------------




                                   APPENDIX A


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  by and among

                     DISCOVERY PARTNERS INTERNATIONAL, INC.,

                               DPI PATENTS, INC.,

                                       and

                                XENOMETRIX, INC.

                             dated February 27, 2001









--------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

Article I Definitions..........................................................1
                  1.1      Defined Terms.......................................1
                  1.2      Construction of Certain Terms and Phrases...........7

Article II The Merger..........................................................7
                  2.1      The Merger..........................................7
                  2.2      Effective Time......................................7
                  2.3      Effect of the Merger................................7
                  2.4      Certificate of Incorporation; Bylaws................7
                  2.5      Directors and Officers..............................8
                  2.6      Effect on Capital Stock/Merger Consideration........8
                  2.7      Dissenters' Rights..................................9
                  2.8      Exchange Procedure..................................9
                  2.9      Additional Escrow and Indemnity Provisions.........10
                  2.10     Closing............................................11

Article III Representations and Warranties of the Company.....................13
                  3.1      Organization of the Company........................13
                  3.2      Company Capital Structure..........................13
                  3.3      Ownership of Company Convertible Securities........14
                  3.4      Authority of the Company...........................14
                  3.5      No Affiliates......................................14
                  3.6      No Conflicts.......................................14
                  3.7      Consents and Governmental Approvals and Filings....15
                  3.8      Books and Records..................................15
                  3.9      SEC Filings; Company Financial Statements..........15
                  3.10     Absence of Changes.................................16
                  3.11     No Undisclosed Liabilities.........................18
                  3.12     Tangible Personal Property.........................18
                  3.13     Benefit Plans; ERISA...............................18
                  3.14     Real Property......................................20
                  3.15     Intellectual Property Rights.......................20
                  3.16     Proprietary Information of Third Parties...........23
                  3.17     Litigation.........................................23
                  3.18     Compliance with Law................................24
                  3.19     Contracts..........................................24
                  3.20     Environmental Matters..............................25
                  3.21     Inventory..........................................27
                  3.22     Accounts Receivable................................27
                  3.23     Restrictions on Business Activities................27
                  3.24     Insurance..........................................27
                  3.25     Tax Matters........................................27
                  3.26     Labor and Employment Relations.....................29

                                -----------------

                  3.27     Certain Employees..................................29
                  3.28     Change of Control Payments.........................29
                  3.29     Customers..........................................29
                  3.30     Proxy Statement....................................30
                  3.31     Bank Accounts......................................30
                  3.32     Permits............................................30
                  3.33     Third Party Consents...............................30
                  3.34     Brokers............................................31
                  3.35     Board Approval.....................................31
                  3.36     Material Misstatements and Omissions...............31

Article IV Representations and Warranties of Parent and Acquisition Co........31
                  4.1      Organization.......................................31
                  4.2      Authority..........................................31
                  4.3      Litigation.........................................31
                  4.4      Reports and Financial Statements...................31
                  4.5      Brokers............................................32

Article V Covenants...........................................................32
                  5.1      Operation of Business Prior to Effective Time......32
                  5.2      Proxy Statement....................................36
                  5.3      Meeting of Stockholders............................36
                  5.4      No Solicitation or Negotiation.....................36
                  5.5      Access to Information..............................36
                  5.6      Public Announcements; Company Literature...........36
                  5.7      Notification of Certain Matters....................37
                  5.8      Satisfaction of Conditions to Closing..............37
                  5.9      Fees and Expenses..................................37
                  5.10     Confidentiality....................................37
                  5.11     Voting Agreements..................................37

Article VI Conditions to Consummation of the Merger...........................38
                  6.1      Conditions to Each Party's Obligations to
                            Effect the Merger.................................38
                  6.2      Conditions to the Obligations of the Company.......38
                  6.3      Conditions to the Obligations of Parent and
                            Acquisition Co....................................38

Article VII Termination; Amendment; Waiver....................................40
                  7.1      Termination........................................40
                  7.2      Effect of Termination..............................40
                  7.3      Amendment..........................................41
                  7.4      Break-Up Fee.......................................41
                  7.5      Extension; Waiver..................................41

Article VIII Actions by the Parties After the Closing.........................42
                  8.1      Survival of Representations, Warranties, Etc.......42

                          -----------------


                  8.2      Indemnification....................................42
                  8.3      Indemnity Escrow Account...........................45
                  8.4      Further Assurances.................................45

Article IX Miscellaneous......................................................45
                  9.1      Notices............................................45
                  9.2      Entire Agreement...................................47
                  9.3      Waiver.............................................47
                  9.4      Amendment..........................................47
                  9.5      No Third Party Beneficiary.........................47
                  9.6      No Assignment; Binding Effect......................47
                  9.7      Headings...........................................47
                  9.8      Severability.......................................47
                  9.9      Governing Law......................................47
                  9.10     Arbitration and Venue..............................47
                  9.11     Construction.......................................48
                  9.12     Counterparts.......................................48

Schedules

Schedule 1        Parties entering into a Voting Agreement

Company Disclosure Schedule


Exhibits

Exhibit A    -    Certificate of Merger
Exhibit B    -    Certificate of Incorporation of the Surviving Corporation
Exhibit C    -    Bylaws of the Surviving Corporation
Exhibit D    -    Escrow Agreement
Exhibit E    -    Opinion of Counsel to Parent
Exhibit F    -    Form of Employment Agreement
Exhibit G    -    Company Officer's Certificate
Exhibit H    -    Company Secretary Certificate
Exhibit I    -    Opinion of Counsel to Company
Exhibit J-1  -    Parent Officer's Certificate
Exhibit J-2  -    Acquisition Co. Officer's Certificate
Exhibit K-1  -    Parent Secretary Certificate
Exhibit K-2  -    Acquisition Co. Secretary Certificate
Exhibit L    -    Form of License Agreement
Exhibit M    -    Form of Voting Agreement
Exhibit N    -    Certificate of Officer of Company

                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------

     This Agreement and Plan of Reorganization (this "Agreement") is made and entered into as of February 27, 2001, by and among Discovery Partners International, Inc., a Delaware corporation ("Parent"), DPI Patents, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition Co."), and Xenometrix, Inc., a Delaware corporation (the "Company").

                                    RECITALS
                                    --------

     A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Parent and the Company will enter into a business combination transaction pursuant to which Acquisition Co. will merge with and into the Company (the "Merger").

     B. The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

     C. The Board of Directors of the Company (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

     D. Parent, Acquisition Co. and the Company desire to make certain representations and warranties and other agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   Article I

                                   Definitions
                                   -----------

     1.1 Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

     "Acquisition Co." has the meaning set forth in the first paragraph of this Agreement.

     "Actions or Proceedings" means any action, suit, proceeding, arbitration, Order (as defined below), inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority (as defined below).

     "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

     "Affiliated Group" means a group of corporations with which the Company has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns.

     "Affiliated Period" means any period in which the Company was a member of an Affiliated Group.

     "Aggregate Net Exercise Price" has the meaning set forth in Section 6.3(j).

     "Agreement" has the meanings set forth in the first paragraph of this Agreement and in Section 2.2.

     "Assets and Properties" and "Assets or Properties" of any Person each means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

     "Benefit Plan" means any Plan established, arranged or maintained by the Company or any corporate group of which the Company is or was a member, existing at the Closing Date or prior thereto, to which the Company contributes or has contributed, or under which any employee, officer, director or former employee, officer or director of the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

     "Books and Records" of any Person means all files, documents, instruments, papers, books, computer files (including but not limited to files stored on a computer's hard drive or on floppy disks), electronic files and records in any other medium relating to the business, operations or condition of such Person.

     "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

     "Cash Consideration" has the meaning set forth in Section 2.6(a).

     "Certificate of Merger" has the meaning set forth in Section 2.2.

     "Closing" has the meaning set forth in Section 2.10(a).

     "Closing Date" has the meaning set forth in Section 2.10(a).

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" has the meaning set forth in the first paragraph of this Agreement.

                                 Appendix A - 2

     "Company Common Stock" has the meaning set forth in Section 3.2(a) of this Agreement.

     "Company Convertible Securities" has the meaning set forth in Section
3.2(b).

     "Company Disclosure Schedule" means the disclosure schedule delivered to Parent immediately prior to the execution of this Agreement, which sets forth the exceptions to the representations and warranties contained in Article 3 hereof and certain other information called for by this Agreement.

     "Company Financial Statements" has the meaning set forth in Section 3.9(c) of this Agreement.

     "Company Stockholders" means all holders of Outstanding Company Common
Stock.

     "Company Stock Option Plans" has the meaning set forth in Section 2.6(b)(iii) of this Agreement.

     "Copyrights" has the meaning set forth in the definition of "Intellectual Property."

     "Damages" has the meaning set forth in Section 8.2(a).

     "Defined Benefit Plan" means each Benefit Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

     "DGCL" has the meaning set forth in the first recital of this Agreement.

     "Dissenting Shares" has the meaning set forth in Section 2.7.

     "Dissenting Stockholders" has the meaning set forth in Section 2.7.

     "Effective Time" has the meaning set forth in Section 2.2.

     "Employment Agreement" has the meaning set forth in Section 2.10(b)(viii).

     "Encumbrances" means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "ERISA Affiliate" means any entity which is a member of a "controlled group of corporations" or which is or was under "common control" with the Company as defined in Section 414 of the Code.

     "Escrow Agent" has the meaning set forth in Section 2.6(c).

     "Escrow Agreement" has the meaning set forth in Section 2.6(c).

                                 Appendix A - 3

     "Escrow Period" has the meaning set forth in Section 8.3.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" has the meaning set forth in Section 2.8.

     "Final Date" has the meaning set forth in Section 7.1(b).

     "GAAP" means United States generally accepted accounting principles, as currently in effect.

     "Gene Expression Profiling Technology Patents" has the meaning set forth in
Section 7.4.

     "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, any state, county, city or other political subdivision.

     "Harvard License" means that certain License Agreement dated September 1, 2000 between the President and Fellows of Harvard College and the Company.

     "Inbound License Agreements" has the meaning set forth in Section 3.15(f).

     "Indemnity Escrow Amount" has the meaning set forth in Section 2.6(c).

     "Intellectual Property" means (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof (collectively, "Patents"); (ii) trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (collectively, "Trademarks"), (iii) copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith and mask works and all applications, registrations and renewals in connection therewith (collectively, "Copyrights");
(iv) trade secrets and confidential business information (including without limitation, product specifications, data, know-how, inventions and ideas, past, current and planned research and development, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names of key personnel and personnel training and techniques and materials), however documented; (v) proprietary computer software and programs (including object code and source code) and other proprietary rights and copies and tangible embodiments thereof (in whatever form or medium); (vi) database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) and any other related information, however, documented; (vii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for a Person containing or based, in whole or in part, on any information included in the foregoing, however documented; (viii) all industrial designs and any registrations and applications therefor; (ix) all databases and data collections and all rights therein (items (iv)-(ix) shall be referred to as "Trade Secrets and Other Proprietary Information"); and (x) any similar or equivalent rights to any of the foregoing anywhere in the world.

                                 Appendix A - 4

     "Interim Financial Statements" has the meaning set forth in Section 3.9(b).

     "Knowledge of the Company" or "Known to the Company" means the knowledge of any officer or director of the Company after due inquiry.

     "Letter of Transmittal" has the meaning set forth in Section 2.8.

     "Material Adverse Effect" means, for any Person, a material adverse effect whether individually or in the aggregate (a) on the business, operations, financial condition, Assets and Properties, Liabilities or prospects of such Person, or (b) on the ability of such Person to consummate the transactions contemplated hereby.

     "Merger" has the meaning set forth in the first recital of this Agreement.

     "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

     "Ordinary Course of Business" means the action of a Person that is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

     "Outbound License Agreements" has the meaning set forth in Section 3.15(f).

     "Outstanding Company Common Stock" has the meaning set forth in Section 2.6(a).

     "Parent" has the meaning set forth in the first paragraph of this Agreement.

     "Parent Group" has the meaning set forth in Section 8.2(a).

     "Patents" has the meaning set forth in the definition of "Intellectual Property."

     "Permits" means all licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Governmental or Regulatory Authority.

     "Permitted Encumbrance" means (a) any Encumbrance for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and (b) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the business of the Company.

     "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

                                 Appendix A - 5

     "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers' compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

     "Proxy Statement" has the meaning set forth in Section 3.30.

     "Real Property" has the meaning set forth in Section 3.14.

     "SEC" means the U.S. Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Stockholder Representatives" has the meaning set forth in Section 2.9.

     "Software" has the meaning set forth in Section 3.15(k).

     "Stock Certificates" has the meaning set forth in Section 2.8.

     "Surviving Corporation" has the meaning set forth in Section 2.1.

     "Qualified Plan" means each Benefit Plan which is intended to qualify under
Section 401 of the Code.

     "Tax" (and, with correlative meaning, "Taxes," "Taxable" and "Taxing") means (i) any federal, state, local or foreign income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental or Regulatory Authority responsible for the imposition of any such tax (domestic or foreign),
(ii) any liability for payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

     "Tax Return" means any return, report, information return, schedule or other document (including any related or supporting information) filed or required to be filed with respect to any taxing authority with respect to Taxes.

     "Third Party Expenses" has the meaning set forth in Section 5.9.

     "Trademarks" has the meaning set forth in the definition of "Intellectual Property."

                                 Appendix A - 6

     "Trade Secrets and Other Proprietary Information" has the meaning set forth in the definition of "Intellectual Property."

     1.2 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender;
(b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or;" and (f) "including" means "including without limitation." Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

                                   Article II

                                   The Merger
                                   ----------

     2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Acquisition Co. shall be merged with and into the Company, the separate corporate existence of Acquisition Co. shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     2.2 Effective Time. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger substantially in the form attached hereto as Exhibit A (the "Certificate of Merger") with the Secretary of State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on the Closing Date. Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and the Certificate of Merger.

     2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Acquisition Co. shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Co. shall become the debts, liabilities and duties of the Surviving Corporation. The Surviving Corporation shall become a wholly-owned subsidiary of Parent.

     2.4 Certificate of Incorporation; Bylaws.

          (a) At the Effective Time, the Certificate of Incorporation of Acquisition Co. shall be the Certificate of Incorporation of the Surviving Corporation, except that Article I thereof shall be amended to read in its entirety as follows: "The name of the Corporation is Xenometrix, Inc."

                                 Appendix A - 7

          (b) At the Effective Time, the Bylaws of Acquisition Co. shall be the Bylaws of the Surviving Corporation, except that the Bylaws shall be amended to reflect that the name of the Surviving Corporation shall be "Xenometrix, Inc."

     2.5 Directors and Officers. The directors of Acquisition Co. immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to serve until their respective successors are duly elected or appointed. The officers of Acquisition Co. immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, to serve until their successors are duly elected or appointed.

     2.6 Effect on Capital Stock/Merger Consideration.

          (a) Conversion of Company Common Stock. Subject to Sections 2.6(c) and 6.3(j) below, at the Effective Time, by virtue of the Merger and without any action on the part of any person, each share of the Company Common Stock (assuming the issuance of Company Common Stock upon the conversion or exercise, as the case may be, of all warrants, vested options and all other Convertible Company Securities in accordance with Section 6.3(j) hereto) issued and outstanding immediately prior to the Effective Time (the "Outstanding Company Common Stock") will be canceled and automatically converted into the right to receive a ratable portion of Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Cash Consideration") upon surrender of the certificates representing such shares. At the Effective Time, all rights in respect of such Outstanding Company Common Stock shall cease to exist, other than the right to receive the Cash Consideration, and all such shares shall be cancelled and retired.

          (b) Actions at the Effective Time. At the Effective Time:


               (i) Except for Dissenting Shares and the securities referred to in Section 2.6(b)(ii) below, each share of Outstanding Company Common Stock will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into a right to receive from Parent a portion of the Cash Consideration, in the amount as determined pursuant to this
Section 2.6.

               (ii) Each share of Company Common Stock held in the treasury of the Company shall be canceled and retired without payment of any consideration therefor.

               (iii) All unexercised options to purchase Company Common Stock then outstanding under the Company's Employee Stock Option Plan and the Company's Non-Employee Director Stock Option Plan (together, the "Company Stock Option Plans") shall have been terminated in accordance with the terms of the Company Stock Option Plans.

               (iv) Each outstanding share of common stock of Acquisition Co. shall be converted into one (1) fully paid and non-assessable share of common stock of the Surviving Corporation and such conversion shares shall constitute the only shares of capital stock of the Surviving Corporation outstanding immediately after the Effective Time.

          (c) Cash Consideration Escrow Holdback. At the Closing, Parent shall withhold Two Hundred Fifty Thousand Dollars ($250,000) (the "Indemnity Escrow Amount") from the Cash Consideration payable by Parent to the Company Stockholders as a holdback for any indemnity claims that Parent and/or the

                                 Appendix A - 8

Parent Group and/or Acquisition Co. may have hereunder. The Indemnity Escrow Amount shall be deposited in escrow for a period of twelve (12) months following the Closing Date in accordance with the terms and provisions hereof and an Escrow Agreement among Parent, the Stockholder Representatives (as defined below) and Wells Fargo Bank, National Association (the "Escrow Agent") in the form attached hereto as Exhibit D (the "Escrow Agreement"). Any and all claims, actions, or losses that Parent and/or the Parent Group and/or Acquisition Co. may have against the Company or the Company Stockholders, in the aggregate, shall be limited to and payable only up to the limit of the Indemnity Escrow Amount and Parent and or the Parent Group and/or Acquisition Co. shall have no other recourse for any claims, actions or losses, whatsoever, in excess thereof. The foregoing does not release the officers and directors of the Company, individually, for any actions against such officers and directors for fraud or intentional breach by the Company of any representation, warranty or covenant made by the Company in this Agreement.

     2.7 Dissenters' Rights. Any of the Outstanding Company Common Stock and other capital stock that has not been voted for approval of this Agreement and with respect to which a demand for payment and appraisal has been properly made in accordance with the DGCL ("Dissenting Shares") will not be converted into the right to receive the Cash Consideration otherwise payable with respect to such Dissenting Shares at or after the Effective Time but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL. If a holder of Dissenting Shares ("Dissenting Stockholder") withdraws his or her demand for such payment and appraisal or becomes ineligible for such payment and appraisal, then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder's Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive, and will be exchangeable for, the Cash Consideration into which such Dissenting Shares would have been converted pursuant to Section 2.6 hereof. The Company will give Parent and Acquisition Co. prompt notice of any demand received by the Company from a holder of Dissenting Shares for appraisal of shares, and Parent shall have the right to participate in, at its sole expense, all negotiations and proceedings with respect to such demand. The Company agrees that, except with the prior written consent of Parent and Acquisition Co., or as required under the DGCL, it will not voluntarily make any payment with respect to, or settle or offer or agree to settle, any such demand for appraisal. Each Dissenting Stockholder who, pursuant to the provisions of the DGCL, becomes entitled to payment of the value of the Dissenting Shares will receive payment therefor but only after the value therefor has been agreed upon or finally determined pursuant to such provisions. Any Cash Consideration that would have been issuable with respect to Dissenting Shares will be retained by Parent.

     2.8 Exchange Procedure.

          (a) Promptly after the Effective Date, Parent shall cause Computershare Trust Company, Inc. ("Exchange Agent") to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented shares of Outstanding Company Common Stock (the "Stock Certificates") whose shares are being converted into the Cash Consideration pursuant to Section 2.6 hereof (less any amount held in escrow pursuant to Section 2.6(c) hereof), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss of the Stock Certificates shall pass, only upon delivery of the Stock Certificates to the Exchange Agent and which shall be in such form and have such other provisions as Parent may

                                 Appendix A - 9
reasonably specify) (the "Letter of Transmittal") and (ii) instructions for use in effecting the surrender of the Stock Certificates in exchange for the Cash Consideration (less any amount held in escrow pursuant to Section 2.6(c) hereof). Upon surrender of a Stock Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly executed, the holder of such Stock Certificate shall be entitled to receive in exchange therefor the Cash Consideration (less any amount held in escrow pursuant to Section 2.6(c) hereof) to which the holder of Outstanding Company Common Stock is entitled pursuant to
Section 2.6 hereof. The Stock Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid to the holder of any Outstanding Company Common Stock. From and after the Effective Date, until surrendered as contemplated by this Section 2.8, each Stock Certificate shall be deemed for all corporate purposes to evidence the amount of the Cash Consideration into which the shares of Outstanding Company Common Stock represented by such Stock Certificate have been converted.

          (b) The Cash Consideration delivered upon the surrender for exchange of shares of Outstanding Company Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Outstanding Company Common Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Outstanding Company Common Stock which were outstanding immediately prior to the Effective Date. If, after the Effective Date, Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.8.

          (c) In the event that any Stock Certificates evidencing shares of Outstanding Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Stock Certificates, upon the making of an affidavit of that fact by the holder thereof, such Cash Consideration as may be required pursuant to Section 2.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Stock Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Stock Certificates alleged to have been lost, stolen or destroyed.

          (d) Notwithstanding anything to the contrary in this Section 2.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Outstanding Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.9 Additional Escrow and Indemnity Provisions. By their approval of the Merger, each of the Company Stockholders will be conclusively deemed to have consented to and approved, as applicable: (i) the Escrow Agreement as to any funds to which such Company Stockholder may be entitled from the Indemnity Escrow Amount; (ii) the appointment of Stephen J. Sullivan and John K.A. Prendergast as the representatives of the Company Stockholders, (the "Stockholder Representatives") and as the attorneys-in-fact and agents for and on behalf of each Company Stockholder as provided in this Agreement and the Escrow Agreement; and (iii) the taking by the Stockholder Representatives of any and all reasonable and lawful actions taken in good faith and the making of any reasonable and lawful decisions, made in good faith, required or permitted to be taken by the Stockholder Representatives under this Agreement and under the

                                 Appendix A - 10

Escrow Agreement. The Stockholder Representatives will have authority and power to act on behalf of each Company Stockholder with respect to the disposition, settlement or other handling of (a) indemnity claims under Article VIII and (b) all claims governed by the Escrow Agreement, and all rights or obligations arising under the Escrow Agreement so long as all Company Stockholders are treated in a consistent manner in accordance with their interests and/or consent in writing to different treatment. Each Company Stockholder will be bound by all reasonable and lawful actions taken in good faith by the Stockholder Representatives as to any funds to which such Company Stockholder may be entitled from the Indemnity Escrow Amount in connection with indemnity claims under Article VIII and the Escrow Agreement, and Parent will be entitled to rely on any reasonable and lawful action or decision, taken or made in good faith, of the Stockholder Representatives in connection therewith. Except as to any funds to which such Company Stockholder may be entitled from the Indemnity Escrow Amount for the settlement of claims under Article VIII or the Escrow Agreement for an aggregate for all Company Stockholders of no more than the Indemnity Escrow Amount, the Stockholder Representatives do not have and will not have any authority to obligate the Company Stockholders' rights to receive the "Merger Consideration" in any manner or for any circumstance, claim or otherwise. The Stockholder Representatives do not have and will not have any authority to enter into any agreement or agreements relating to claims under Article VIII or the Escrow Agreement that would obligate the Company Stockholders to pay any amount other than from the Indemnity Escrow Amount, or an aggregate amount, together with amounts paid in settlement of all other such claims, in excess of the Indemnity Escrow Amount. Any ultra vires act of the Stockholder Representatives shall be null and void.

     2.10 Closing.

          (a) Time and Place. The consummation of the Merger under this Agreement (the "Closing") shall take place at the offices of Brobeck, Phleger & Harrison LLP, 12390 El Camino Real, San Diego, California 92130, at 10:00 a.m. on May 1, 2001, or at such time and in such manner as the parties mutually agree (the "Closing Date").

          (b) Closing Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to Parent and/or Acquisition Co., as the case may be:

               (i) the Certificate of Merger, duly executed by the Company;

               (ii) the Escrow Agreement, duly executed by the Company;

               (iii) a certificate of an officer of the Company substantially in the form of Exhibit G attached hereto, duly executed by the Company;

               (iv) a certificate of the Secretary of the Company substantially in the form of Exhibit H attached hereto, certifying as of the Closing Date (A) a true and complete copy of the Certificate of Incorporation of the Company certified as of a recent date by the Secretary of State of Delaware, (B) a true and complete copy of the Bylaws of the Company, (C) a certificate of each appropriate Secretary of State certifying the good standing of the Company in its state of incorporation and all states in which it is qualified to do business, (D) a true and complete copy of the resolutions of the board of directors of the Company and the resolutions of the stockholders of the Company, each authorizing the execution, delivery and performance of this Agreement by

                                 Appendix A - 11
the Company and the consummation of the transactions contemplated hereby and (E) incumbency matters;

               (v) a certificate of an officer of the Company identifying and providing payment instructions with respect to all expenses and payments to be made by Parent that the Company is electing to have paid by reduction of the Cash Consideration at Closing;

               (vi) a certificate of an officer of the Company substantially in the form of Exhibit N attached hereto, certifying that the conditions specified in Section 6.3(j) have been fulfilled and setting forth a true and complete list of all Company Convertible Securities converted into or exercised for shares of Company Common Stock by net exercise thereof.

               (vii) resignation letter of each of the officers and directors of the Company, dated effective as of the Closing;

               (viii) an employment agreement by and between Parent and Pauline Gee, substantially in the form of Exhibit F attached hereto (the "Employment Agreement"), duly executed by Pauline Gee;

               (ix) an opinion of Allen, Matkins, Leck, Gamble & Mallory LLP, counsel to the Company, substantially in the form attached hereto as Exhibit I;

               (x) evidence satisfactory to Parent in its sole discretion that all stock options have either been exercised for shares of Company Common Stock or have been terminated; and

               (xi) such other documents as Parent may reasonably request for the purpose of facilitating the consummation of the transactions contemplated herein.

          (c) Closing Deliveries By Parent. At the Closing, Parent and/or Acquisition Co., as the case may be, shall deliver or cause to be delivered:

               (i) to the Company and/or the Company Stockholders, as the case may be:

                    (A) the Certificate of Merger, duly executed by Acquisition Co.;

                    (B) the Escrow Agreement, duly executed by Parent;

                    (C) a certificate of an officer of each of Parent and Acquisition Co., substantially in the forms of Exhibit J-1 and Exhibit J-2 attached hereto, duly executed by each of Parent and Acquisition Co., as applicable;

                    (D) a certificate of the Secretary of each of Parent and Acquisition Co. substantially in the forms of Exhibit K-1 and Exhibit K-2 attached hereto, certifying as of the Closing Date (A) a true and complete copy of the resolutions of the board of directors of Parent and Acquisition Co., respectively, authorizing the execution, delivery and performance of this Agreement by Parent and Acquisition Co., respectively, and the consummation of the transactions contemplated hereby and (B) incumbency matters; and

                                 Appendix A - 12

                    (E) an opinion of Brobeck, Phleger & Harrison LLP, counsel to Parent, substantially in the form attached hereto as Exhibit E.

               (ii) to the Exchange Agent, the Cash Consideration less (A) the Indemnity Escrow Amount, and (B) the Aggregate Net Exercise Price; and

               (iii) to the Escrow Agent, the Indemnity Escrow Amount.

                                  Article III

                         Representations and Warranties
                         ------------------------------
                                 of the Company
                                 --------------

     The Company represents and warrants to Parent and Acquisition Co. as of the date hereof and as of the Closing Date, except as set forth on the Company Disclosure Schedule furnished to Parent specifically identifying the relevant subparagraph hereof, as follows:

     3.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on the Company. The Company has full power and authority, and holds all Permits and authorizations necessary, to carry on its business and to own and use the Assets and Properties owned and used by the Company, except where the failure to have such power and authority or to hold such Permits or authorizations would not have a Material Adverse Effect on the Company. Except as set forth in the Company SEC Reports (as defined below in Section 3.9), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any interest in, any corporation, partnership, joint venture or other business association or entity other than the securities of any publicly-traded entity held for investment only and constituting less than 5% of the outstanding capital stock of any such entity. The Company has delivered or made available a true and correct copy of its charter documents and organizational documents, each as amended to date, to counsel for Parent.

     3.2 Company Capital Structure.

          (a) The authorized capital stock of the Company consists of (i) 20,000,000 shares of common stock, par value $0.001 per share ("Company Common Stock"), of which 3,354,829 shares are issued and outstanding as of the date hereof; (ii) no shares of capital stock of the Company in treasury; and (iii) 5,000,000 shares of preferred stock, par value $0.001 per share, all of which is undesignated and none of which is issued and outstanding as of the date hereof. Each share of issued and outstanding Company Common Stock is duly authorized, validly issued, fully paid and nonassessable.

          (b) Section 3.2(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list and description of all subscriptions, options, warrants, calls, commitments and other rights of any kind for the purchase or acquisition of, and any securities convertible or exchangeable for, Company Common Stock (collectively, the "Company Convertible Securities"), including the holder thereof, the number of shares of Company Common Stock subject thereto, the exercise price, date of grant, vesting schedule and

                                 Appendix A - 13
expiration date thereof and any terms regarding the acceleration of vesting thereof. Such list also describes any repricing of Company Convertible Securities that has taken place since the Company's inception.

          (c) All Company Convertible Securities shall have been exercised, converted or terminated, as the case may be, as of the Closing Date, and there will be no outstanding Company Convertible Securities as of the Closing Date. All shares of Company Common Stock that may be issued upon the exercise or conversion of such Company Convertible Securities will (upon issuance in accordance with their terms) be duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

          (d) There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act, or sale or transfer (including agreements relating to preemptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. To the Knowledge of the Company, other than the Voting Agreements to be entered into between Parent and those stockholders of the Company set forth on Schedule 1 hereto, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including voting trusts or proxies) or sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company.

     3.3 Ownership of Company Convertible Securities. Each holder of the Company Convertible Securities owns beneficially and of record that amount of the Company Convertible Securities listed opposite such holder's name in Section 3.2(b) of the Company Disclosure Schedule, free and clear of all Encumbrances, and has good and valid title to such securities.

     3.4 Authority of the Company. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the vote of the holders of a majority of the Company Common Stock. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     3.5 No Affiliates. The Company does not have any Affiliates or subsidiaries and is not a partner in any partnership or a party to any joint venture.

     3.6 No Conflicts. The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

                                 Appendix A - 14

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the charter documents, bylaws or other organizational documents of the Company;

          (b) conflict with or result in a violation or breach of any term or provision of any law, Order, Permit, statute, rule or regulation applicable to the Company, the business or Assets or Properties of the Company or the Company Common Stock or Company Convertible Securities;

          (c) result in a breach of, or default under (or give rise to right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which the Company, any of its Assets and Properties or the Company Common Stock or Company Convertible Securities may be bound, except for such breaches or defaults as set forth in Section 3.6(c) of the Company Disclosure Schedule as to which requisite waivers or consents will have been obtained by the Closing Date; or

          (d) result in an imposition or creation of any Encumbrance on the business or Assets or Properties of the Company or the Company Common Stock.

     3.7 Consents and Governmental Approvals and Filings. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act,
(iii) such consents, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Company or Parent.

     3.8 Books and Records. The minute books and other corporate records of the Company as made available to Parent contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the boards of directors of the Company. The stock transfer ledgers and other similar records of the Company accurately reflect all issuances and record transfers in the capital stock of the Company. The other Books and Records of the Company are true, correct and complete.

     3.9 SEC Filings; Company Financial Statements.

          (a) The Company has filed all forms, reports and documents required to be filed with the SEC since December 31, 1997 and has made available to Parent, in the form filed with the SEC, (i) its Annual Report on Form 10-K for the fiscal years ended June 30, 1998, June 30, 1999 and June 30, 2000, (ii) its Quarterly Reports on Form 1O-Q for the periods ended September 30, 2000 and December 31, 2000, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since December 31, 1997, (iv) all other reports or registration statements filed by the Company with the SEC since December 31, 1997, and (v) all amendments and supplements to all such

                                 Appendix A - 15
reports and registration statements filed by the Company with the SEC. All such required forms, reports and documents (including those enumerated in clauses (i) through (v) of the preceding sentence are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The Company has previously delivered to Parent its unaudited balance sheet and the related unaudited statements of operations, changes in stockholders' equity and cash flows for the six month period ended December 31, 2000 (the "Interim Financial Statements").

          (c) Each of the financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports and the Interim Financial Statements (the "Company Financial Statements"), including any Company SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the Books and Records of the Company.

          (d) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

     3.10 Absence of Changes. Since December 31, 2000, except with respect to the actions contemplated by this Agreement, the Company has not:

          (a) issued any stock, bonds or other corporate securities or any right, options or warrants with respect thereto;

          (b) borrowed any amount, obtained any letters of credit or incurred or become subject to any liabilities in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate;

          (c) discharged or satisfied any lien or Encumbrance or paid any obligation or liability, other than current liabilities paid in the Ordinary Course of Business and other than current federal income Tax liabilities;

          (d) declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed any shares of its capital stock;

                                 Appendix A - 16

          (e) mortgaged or pledged any of its Assets or Properties, or subjected them to any lien, charge or any other Encumbrance, except liens for current property Taxes not yet due and payable;

          (f) sold, leased, subleased, assigned or transferred any of its Assets or Properties, except in the Ordinary Course of Business, or cancelled any debts or claims;

          (g) made any changes in any employee compensation, severance or termination agreement, commitment or transaction other than routine salary increases consistent with past practice or offered employment to any individuals;

          (h) entered into any material transaction, or modified any existing transaction the aggregate consideration for which is in excess of Twenty-Five Thousand Dollars ($25,000);

          (i) suffered any damage, destruction or casualty loss, whether or not covered by insurance;

          (j) made any capital expenditures, additions or improvements or commitments for the same, except those made in the Ordinary Course of Business which in the aggregate do not exceed Twenty-Five Thousand Dollars ($25,000);

          (k) entered into any transaction or operated the Company's business not in the Ordinary Course of Business;

          (l) made any change in its accounting methods or practices or ceased making accruals for Taxes, obsolete inventory, vacation and other customary accruals;

          (m) ceased from reserving cash to pay Taxes, principal and interest on borrowed funds, and other customary expenses and payments;

          (n) caused to be made any revaluation of any of its Assets or Properties;

          (o) caused to be entered into any amendment or termination of any lease, customer or supplier contract or other material contract or agreement to which it is a party, other than in the Ordinary Course of Business;

          (p) made any material change in any of its business policies, including, without limitation, advertising, distributing, marketing, pricing, purchasing, personnel, sales, returns, budget or product acquisition or sale policies;

          (q) terminated or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any contract or other agreement that is or was material to the Company's business or its financial condition;

          (r) observed any other event or condition of any character which has had a Material Adverse Effect on the Company;

          (s) waived any rights material to its financial or business condition;

                                 Appendix A - 17

          (t) made any illegal payment or rebates; or

          (u) entered into any agreement to do any of the foregoing.

     3.11 No Undisclosed Liabilities. Except as disclosed in the Company Financial Statements, there are no liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including but not limited to any liability for Taxes), nor any basis for any claim against the Company for any such liabilities, relating to or affecting the Company or any of its Assets and Properties, other than such liabilities incurred after December 31, 2000 in the Ordinary Course of Business which have not had, and could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company.

     3.12 Tangible Personal Property. The Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under written agreements to use, all tangible personal property, equipment, plants, buildings, structures, facilities and all other Assets and Properties used in or reasonably necessary for the conduct of the Company's business, including all tangible personal property reflected on the Company Financial Statements and any tangible personal property acquired since December 31, 2000, other than property disposed of since such date in the Ordinary Course of Business. All such tangible personal property, equipment, plants, buildings, structures, facilities and all other Assets and Properties are listed in Section
3.12 of the Company Disclosure Schedule and are free and clear of all Encumbrances, other than Permitted Encumbrances. All tangible personal property and equipment used by the Company in its business as currently conducted are structurally sound with no known material defects and are in good operating condition and repair (subject to normal wear and tear) so as to permit the operation of its business as presently conducted, no such equipment or tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost, and with respect to each item of equipment and tangible personal property, the Company has not received notification that it is in violation, in any material respect, of any applicable building, zoning, subdivision, fire protection, health or other law, Order, ordinance or regulation, and no such violation exists.

     3.13 Benefit Plans; ERISA.

          (a) Section 3.13(a) of the Company Disclosure Schedule lists each Benefit Plan together with a brief description of the type of plan and benefit provided thereunder. The Company has no commitment, proposal, or communication to employees regarding the creation of an additional Benefit Plan or any increase in benefits under any Benefit Plan. The Company has provided to Parent
(i) a copy of each Benefit Plan (including amendments) or, where substantially similar arrangements exist, a sample copy and a list of persons participating in such arrangement, (ii) the three (3) most recent annual reports on the Form 5500 series for each Benefit Plan required to file such report and (iii) the most recent trustee's report for each Benefit Plan funded through a trust. For purposes of this Section 3.13, the term "the Company" shall include any ERISA Affiliate of the Company.

          (b) All Benefit Plans conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all time been administered and operated) in material compliance with, the

                                 Appendix A - 18
requirements of ERISA, the Code and all other applicable laws or governmental regulations. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Benefit Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Benefit Plans that could subject the Company to any material penalty or Tax imposed under the Code or ERISA.

          (c) Each Qualified Plan has been determined by the Internal Revenue Service to be so qualified or an application for such determination is pending. Any such determination that has been obtained remains in effect and has not been revoked, and with respect to any application that is pending, the Company has no reason to suspect that such application for determination will be denied. To the Company's Knowledge, nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise Taxes or income Taxes on unrelated business income under the Code or ERISA with respect to any Benefit Plan.

          (d) The Company does not sponsor a defined benefit plan subject to Title IV of ERISA, nor does it have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). The Company does not have any liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Benefit Plans.

          (e) There are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Benefit Plans, alleging any breach of fiduciary duty on the part of the Company or any of its officers, directors or employees under ERISA or any other applicable regulations, or claiming benefit payments (other than those made in the ordinary operation of such plans), nor is there, to the Knowledge of the Company, any basis for such claim. The Benefit Plans are not the subject of any pending (or to the knowledge of the Company, any threatened) investigation or audit by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC").

          (f) The Company has timely made all required contributions under the Benefit Plans, including the payment of any premiums payable to the PBGC and other insurance premiums.

          (g) With respect to any Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan"),
(i) each such Welfare Plan for which contributions are claimed by the Company as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to such a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a Tax under
Section 4976(a) of the Code, (iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the applicable material requirements of
Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the Social Security Act, and (iv) all such Welfare Plans may be amended or

                                 Appendix A - 19
terminated at any time on or after the Closing Date. No Benefit Plan provides any health, life or other welfare coverage to employees of the Company beyond termination of their employment with the Company by reason or retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

          (h) The consummation of the transactions contemplated by this Agreement will not, either immediately or upon the occurrence of any event thereafter, (i) entitle any current or former employee or officer or director of the Company to severance pay, unemployment compensation or any other payment, or
(ii) accelerate the time of payment or increase the amount of compensation otherwise due any such individual.

     3.14 Real Property. The Company does not own any real property. Section
3.14 of the Company Disclosure Schedule contains a complete and accurate legal description of each parcel of real property leased by the Company (as lessee or lessor) (the "Real Property") and all Encumbrances (other than Permitted Encumbrances) relating to or affecting the Real Property. The Company has a valid leasehold interest in all real property used in or relating to the conduct of the Company's business, free and clear of all Encumbrances other than Permitted Encumbrances. The Company has rights of ingress and egress with respect to such real property, and all buildings, structures, facilities, fixtures and other improvements thereon that are material for the operation of the Company's business. There is no pending, and to the Knowledge of the Company, there is no contemplated or threatened condemnation of any of the respective parcels of the Real Property or any part thereof. None of the Real Property, or buildings, structures, facilities, fixtures or other improvements thereon, or the use thereof, contravenes or violates any building, zoning, fire protection, administrative, occupational safety and health or other applicable law, rule, or regulation except for any contravention or violation which individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect on the Company. Each lease with respect to the Real Property is a legal, valid and binding agreement of the Company subsisting in full force and effect, and except as set forth in Section 3.14 of the Company Disclosure Schedule, there is no, and the Company has not received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. The leases in effect allow the particular use of the premises involved, and no provision of any lease prohibits or unduly limits the Company's ability to conduct its business so as to have a Material Adverse Effect on the Company if enforced.

     3.15 Intellectual Property Rights.

          (a) Generally. Section 3.15(a) of the Company Disclosure Schedule sets forth, for the Intellectual Property owned, in whole or in part, including jointly with others (such schedule specifies if such Intellectual Property is owned jointly), by the Company, a complete and accurate list of all United States and foreign (1) Patents and Patent applications; (2) Trademark registrations and applications; (3) Copyright registrations and applications, if any, indicating for each listing required by subsections (1)-(3), the applicable jurisdiction, registration number (or application number) and date issued (or date filed).

                                 Appendix A - 20

          (b) Trademarks.

               (i) All of the Company's Trademarks are currently in compliance with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise affect the priority and enforceability of the Trademark in question.

               (ii) None of the Company's registered Trademarks has been within the last three (3) years or is now involved in any opposition or cancellation proceeding in the United States Patent and Trademark Office, and no such action has been threatened in writing within the one (1)-year period prior to the date of this Agreement.

               (iii) To the Knowledge of the Company, there has been no prior use of any of the Company's Trademarks by any third party that confers upon said third party superior rights in any such Trademark.

               (iv) The Company's registered Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or renewal certificates, as the case may be.

          (c) Copyrights.

               (i) All of the Company's Copyrights, if any, are currently in compliance with all legal requirements, other than any requirement that, if not satisfied, would not result in a cancellation of any registration or otherwise affect the enforceability of the Copyright in question.

               (ii) None of the Company's registered Copyrights, if any, has been within the last three (3) years or is now involved in any proceeding in any court of law challenging the Company's rights in any such Copyright, and no such action has been threatened in writing within the one (1)-year period prior to the date of this Agreement.

               (iii) To the Knowledge of the Company, there has been no prior use of any of the Company's Copyrights, if any, by any third party that confers upon said third party superior rights in any such Copyright.

          (d) Patents.

               (i) All of the Company's Patents are currently in compliance with legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), other than any requirement that, if not satisfied, would not result in a revocation or lapse or otherwise affect the enforceability of the Patent in question.

               (ii) None of the Company's Patents has been or is now involved in any interference, reissue, reexamination or opposing proceeding in the United States Patent and Trademark Office or any foreign patent office, and no such action has been threatened in writing within the one (1)-year period prior to the date of this Agreement, with the exception of the oppositions identified in
Section 3.15(d)(ii) of the Company Disclosure Schedule.

                                 Appendix A - 21

               (iii) To the Knowledge of the Company, there is no Patent of any person that claims the same subject matter as any Patent of the Company or invalidates any claim of any Patent of the Company.

          (e) Trade Secrets and Other Proprietary Information. Section 3.15(e) of the Company Disclosure Schedule sets forth a list of employees, consultants, contractors and other entities who have executed proprietary information and confidentiality agreements substantially in the Company's standard forms and a list of employees, consultants, contractors and other entities who have not executed such proprietary information and confidentiality agreements. Except under confidentiality obligations, to the Knowledge of the Company, there has been no disclosure by the Company of its confidential information or Trade Secrets and Other Proprietary Information. The Company has taken all reasonable steps necessary to enforce the proprietary information and confidentiality agreements that have been entered into by its employees, consultants, contractors and other entities.

          (f) License Agreements. Section 3.15(f)(1) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements granting to the Company any right to use or practice any rights under any Intellectual Property other than over-the-counter "shrink wrap" software but including all such agreements that are otherwise material to the Company (collectively, the "Inbound License Agreements"), indicating for each the title and the parties thereto and the Intellectual Property that is licensed thereunder. Section 3.15(f)(2) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements under which the Company grants licenses or other rights in or to use or practice any rights under any Intellectual Property (collectively, the "Outbound License Agreements"), indicating for each the title and the parties thereto and the Intellectual Property that is licensed thereunder. There is no outstanding or, to the Knowledge of the Company, threatened dispute or disagreement with respect to any Inbound License Agreement or any Outbound License Agreement.

          (g) Ownership and Other Rights; Sufficiency of Intellectual Property Assets. To the Company's Knowledge, it owns or possesses adequate licenses, re-marketing or sublicensing rights, or other rights to use, free and clear of Encumbrances, Orders and arbitration awards, all of the Intellectual Property used in its business. The Intellectual Property identified in Section 3.15(a) of the Company Disclosure Schedule, together with the Company's Trade Secrets and Other Proprietary Information and the Company's unregistered Copyrights and rights granted to the Company under the Inbound License Agreements, constitute all the Intellectual Property rights and Inbound License Agreements used in the operation of the Company's business as it is currently conducted and to the Knowledge of the Company are all such Intellectual Property rights and Inbound License Agreements necessary to operate such business after the Effective Time in substantially the same manner as such business has been operated by the Company prior thereto.

          (h) No Infringement by the Company. To the Knowledge of the Company, the products used, manufactured, marketed, sold or licensed by the Company, and all Intellectual Property used in the conduct of the Company's business as currently conducted, do not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party.

                                 Appendix A - 22

          (i) No Pending or Threatened Infringement Claims. No litigation is now or, within the three (3) years prior to the date of this Agreement, was, pending, and no notice or other claim in writing has been received by the Company, (1) alleging that the Company has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party or (2) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to the Company. No Intellectual Property that is owned or licensed by the Company is subject to any outstanding Order, stipulation or agreement restricting the use thereof by the Company or, in the case of Intellectual Property licensed by the Company to others, restricting the sale, transfer, assignment or licensing thereof by the Company to any Person.

          (j) No Infringement by Third Parties. To the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or licensed by the Company, and no such claims have been brought against any third party by the Company.

          (k) Software. The Software (as defined below) owned or purported to be owned by the Company, was either (i) developed by employees of the Company within the scope of their employment; (ii) developed by independent contractors who have validly assigned all of their rights in such Software to the Company; or (iii) otherwise acquired by the Company from a third party. To the Company's Knowledge, such Software does not contain any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any person other than the Company, except for such materials or development environments obtained by the Company from other Persons that make such materials or development environments generally available to all interested purchasers or end-users on standard commercial terms. For purposes of this
Section 3.15(k), "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing.

     3.16 Proprietary Information of Third Parties. No third party has claimed or, to the Knowledge of the Company, has reason to claim that any Person employed by or affiliated with the Company in connection with and during the Company's ownership and operation of its business has (i) violated or may be violating any of the terms or conditions of such Person's employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any Trade Secret or Other Proprietary Information or documentation of such third party, or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Company which relates to such a claim.

     3.17 Litigation. Except as set forth in Section 3.17 of the Company Disclosure Schedule, there are no Actions or Proceedings pending or, to the Knowledge of the Company, threatened or anticipated against, relating to or affecting (i) the Company, its Assets and Properties or its business, or (ii) the transactions contemplated by this Agreement, and, to the Knowledge of the Company, there is no basis for any such Action or Proceeding. The Company is not in default with respect to any Order, and there are no unsatisfied judgments against the Company.

                                 Appendix A - 23

     3.18 Compliance with Law. The Company is in compliance with all applicable laws, statutes, Orders, ordinances and regulations, whether federal, state, local or foreign, except where the failure to comply, in each instance and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on the Company. The Company has not received any written notice to the effect that, or otherwise has been advised that, the Company is not in compliance with any of such laws, statutes, Orders, ordinances or regulations, where the failure to comply could reasonably be expected to result in a Material Adverse Effect on the Company.

     3.19 Contracts.

          (a) Section 3.19 of the Company Disclosure Schedule contains a true and complete list of each of the following contracts, agreements or other arrangements to which the Company is a party or by which any of its Assets and Properties is bound (and, to the extent oral, accurately describes the terms of such contracts, agreements and arrangements):

               (i) any Plan;

               (ii) any employment or consulting agreement, contract or commitment with any officer or director level employee not terminable by the Company at will without liability, except to the extent general principles of wrongful termination law may limit the Company's ability to terminate employees at will;

               (iii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

               (iv) any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business involving potential payments in excess of $25,000 individually or in the aggregate;

               (v) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or compete with any Person;

               (vi) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $25,000;

               (vii) any agreement, contract or commitment relating to the disposition or acquisition of Assets or Properties not in the Ordinary Course of Business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

               (viii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

                                 Appendix A - 24

               (ix) any joint marketing or development agreement (excluding agreements with resellers, value added resellers or independent vendors entered into in the Ordinary Course of Business that do not permit such resellers or vendors to modify the Company's products),

               (x) any distribution agreement (identifying any that contain exclusivity provisions);

               (xi) any other agreement, contract or commitment (excluding real and personal property leases) which involves payment by the Company of $25,000 or more and is not cancelable without penalty within thirty (30) days;

               (xii) all subscription or other agreements related to the equity ownership of the Company; and

               (xiii) all contracts or commitments that in any way grants a third party a right of first refusal for the purchase of the Company or any of its Assets or Properties.

          (b) A correct and complete copy of each contract, agreement or other arrangement disclosed in the Company Disclosure Schedule has been previously provided to Parent. Each contract, agreement or other arrangement disclosed in the Company Disclosure Schedule is in full force and effect and to the Company's Knowledge constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company, and to the Knowledge of the Company, the other parties thereto, and the Company has performed all of its required obligations under, and is not in violation or breach of or default under, any such contract, agreement or arrangement. To the Knowledge of the Company, the other parties to any such contract, agreement or arrangement are not in violation or breach of or default under any such contract, agreement or arrangement.

     3.20 Environmental Matters

          (a) The Company is in compliance with all applicable "Environmental Laws" (as defined below) and there are no circumstances which may materially prevent or interfere with such compliance in the future. The Company has not received any communication (whether written or oral), whether from a Governmental or Regulatory Authority, citizen group, employee or otherwise, that alleges that the Company or any of the Assets or Properties used in the Company's business is not in full compliance with Environmental Laws. All Permits, registrations and other governmental authorizations currently held by the Company pursuant to Environmental Laws (collectively, "Environmental Permits") are identified in Section 3.20(a) of the Company Disclosure Schedule and represent all such Permits necessary for the conduct of its business as currently conducted. The Company has not been notified by any relevant Governmental or Regulatory Authority that any Environmental Permit will be modified, suspended or revoked or cannot be renewed in the Ordinary Course of Business, and, to the Knowledge of the Company, no Environmental Permit will be modified, suspended or revoked, or cannot be renewed in the Ordinary Course of Business of the Company.

          (b) There is no "Environmental Notice" (as defined below) that is (i) pending or, to the Knowledge of the Company, threatened against the Company or
(ii) to the Knowledge of the Company, pending or threatened against any Person whose liability for such Environmental Notice may have been retained or assumed by or could reasonably be imputed or attributed to the Company.

                                 Appendix A - 25

          (c) There are no past or present actions, activities, circumstances, conditions, events or incidents arising from the operation, ownership or use of any Assets or Properties currently or formerly owned, operated or used by the Company (or any entity formerly an Affiliate of the Company), including, without limitation, the release, emission, discharge or disposal of any "Material" (as defined below) into the "Environment" (as defined below), that (i) could reasonably be expected to result in the incurrence of costs under Environmental Laws or (ii) could reasonably be expected to form the basis of any Environmental Notice against or with respect to the Company or against any Person whose liability for any Environmental Notice may have been retained or assumed by or could be imputed or attributed to the Company.

          (d) Without in any way limiting the generality of the foregoing, (i) all underground storage tanks, and the capacity and contents of such tanks, located on property at any time owned, leased or used by the Company are identified in Section 3.20(d) of the Company Disclosure Schedule, (ii) there is no asbestos contained in or forming part of any building, building component, structure or office space owned, leased or used by the Company, (iii) no polychlorinated biphenyls (PCB's) are used or stored on any property owned, leased or used by the Company and (iv) all locations currently or formerly owned, leased or used by the Company (or any current or former Affiliate of the Company) at which any Material generated, used, owned or controlled by the Company or any current or former Affiliate of the Company (or by any previous owner or operator) may have been disposed of or released into the Environment are identified and described in Section 3.20(d) of the Company Disclosure Schedule.

          (e) For purposes of this Section 3.20:

               (i) "Environment" means any surface water, ground water, drinking water supply, land surface or subsurface strata, ambient air and any indoor workplace.

               (ii) "Environmental Notice" means any written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental costs, harm or damages to person, property, natural resources or other fines or penalties) arising out of, based on or resulting from (a) the emission, discharge, disposal, release or threatened release in or into the Environment of any Material or (b) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law.

               (iii) "Environmental Laws" means all national, state, local and foreign laws, codes, regulations, common law, requirements, directives, Orders, and administrative or judicial interpretations thereof, all as in effect on the date hereof or on the Closing Date, that may be enforced by any Governmental or Regulatory Authority relating to pollution, the protection of the Environment or the emission, discharge, disposal, release or threatened release of Materials in or into the Environment.

               (iv) "Material" means pollutants, contaminants or chemical, industrial, hazardous, radioactive or toxic materials or wastes, including, without limitation, petroleum and petroleum products.

                                Appendix A - 26

     3.21 Inventory. The inventory of the Company is in good and merchantable condition, and is suitable and usable at its carrying value in the Ordinary Course of Business for the purposes for which it is intended. To the Knowledge of the Company, there is no material adverse condition affecting the supply of materials available to the Company. All inventories used in or relating to the conduct of the Company's business are owned by the Company free and clear of any Encumbrances.

     3.22 Accounts Receivable. The accounts receivable and all other receivables shown on the Company Financial Statements (subject to reserves for non-collectibility as reflected therein, which reserves (if any) are in accordance with GAAP), and all receivables acquired or generated by the Company since December 31, 2000 are bona fide receivables and represent amounts due with respect to actual, arms-length transactions entered into in the Ordinary Course of Business of the Company and are legal, valid and binding obligations of the obligors therefor.

     3.23 Restrictions on Business Activities. There is no material agreement, judgment, injunction, Order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material current business practice of the Company, any acquisition of assets or properties by the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company.

     3.24 Insurance. Set forth in Section 3.24 of the Company Disclosure
Schedule is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to the Company or the Assets and Properties of the Company (or any of the Company's directors, officers, salespersons, agents or employees), including the following information for each such policy: type(s) of insurance coverage provided; name of insurer; effective dates; termination dates; policy number; per-occurrence and annual aggregate deductibles or self-insured retentions; per-occurrence and annual aggregate limits of liability and the extent, if any, to which the limits of liability have been exhausted. All policies set forth on the Company Disclosure Schedule are in full force and effect, and with respect to such policies, all premiums currently payable or previously due have been paid, and no notice of cancellation or termination has been received with respect to any such policy. All such policies are sufficient for compliance with all requirements of law and all agreements to which the Company is a party or otherwise bound, and are valid, outstanding policies and, to the Knowledge of the Company, provide adequate insurance coverage for the Company and the business and Assets and Properties of the Company and will remain in full force and effect through the respective dates set forth in the Company Disclosure Schedule. None of such policies contains a provision that would permit the termination, limitation, lapse, exclusion or change in the terms of coverage of such policy (including, without limitation, a change in the limits of liability) by reason of the consummation of the transactions contemplated by this Agreement. Complete and accurate copies of all such policies and related documentation have previously been provided to the Parent.

     3.25 Tax Matters.

          (a) The Company has filed on a timely basis all Tax Returns that it was required to file, and as of the applicable date of filing all such Tax Returns were complete and accurate in all material respects. The Company is not and has never been a member of a group of corporations with which it has filed

                                 Appendix A - 27

(or been required to file) consolidated, combined or unitary Tax Returns. The Company has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company for tax periods through December 31, 2000 do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Financial Statements. The Company has no actual or potential liability for any Tax obligation of any other taxpayer (including any affiliated group of corporations or other entities that included the Company during a prior period). All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental or Regulatory Authority.

          (b) The Company has delivered to Parent complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company. None of the federal income Tax Returns of the Company have been audited. All other federal income Tax Returns of the Company for all taxable years through June 30, 1997 are closed by the applicable statute of limitations. The Company has delivered or made available to Parent complete and accurate copies of all other Tax Returns of the Company, together with all related examination reports and statements of deficiency for all periods from and after incorporation. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

          (c) The Company is not a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of its assets is subject to an election under Section 341(f) of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code. It has no actual or potential liability for any Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise. It is not and has not been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

          (d) None of the assets of the Company: (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

          (e) The Company has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code

                                 Appendix A - 28

          (f) Section 3.25(g) of the Disclosure Schedule sets forth, as of the most recent practicable date, (i) the basis of the Company in its Assets and Properties and (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company.

     3.26 Labor and Employment Relations. To the Knowledge of the Company, no officer, executive or group of five (5) or more employees of the Company has or have any plans to terminate his, her or their employment with the Company. The Company is not a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, and to the Knowledge of the Company, there are no attempts to organize any of the Company's employees by any person, unit or group seeking to act as their bargaining agent. The Company has complied with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status or sexual orientation, and the withholding and payment of social security and other Taxes. There are no pending or, to the Knowledge of the Company, threatened charges (by employees, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any Person employed or formerly employed by the Company. To the Knowledge of the Company, no union representation elections relating to the Company's employees have been scheduled by any Governmental or Regulatory Authority, no organizational effort is being made with respect to any of such employees, and no investigation of the Company's employment policies or practices by any Governmental or Regulatory Authority is pending or threatened. The Company is not currently, and in the past has not been, involved in labor negotiations with any unit or group seeking to become the bargaining unit for any employees of the Company. The Company has never experienced any work stoppage and, to the Knowledge of the Company, no work stoppage has been threatened or is planned.

     3.27 Certain Employees. Set forth in Section 3.27 of the Company Disclosure
Schedule is a list of the names of the Company's employees and consultants as of the date hereof involved in the management and operation of the Company's business, together with the title or job classification of each such Person and the total compensation (with wages and bonuses, if any, separately detailed) paid in 2000 and the current rate of pay for each such person on the date of this Agreement. None of such Persons has an employment agreement or understanding, whether oral or written, with the Company which is not terminable at will by the Company without cost or other liability to the Company.

     3.28 Change of Control Payments. Section 3.28 of the Company Disclosure Schedule sets forth the terms pursuant to which all amounts may become payable (whether currently or in the future) to current or former officers, directors or employees of the Company as a result of or in connection with the Merger.

     3.29 Customers. Section 3.29 of the Company Disclosure Schedule sets forth a true and correct list of the Company's current customers and the Company's customers during the 1998, 1999 and 2000 fiscal years related to the Company's business. Since January 1, 2000, no single customer or group of affiliated customers contributing more than Ten Thousand Dollars ($10,000) per annum to the gross revenues of the Company's business has stopped doing business with the

                                 Appendix A - 29

Company, and no such customer has given notice to the Company of an intention to discontinue doing business or reduce the level of gross revenues from that in fiscal year 2001 with the Company.

     3.30 Proxy Statement. The information supplied by the Company for inclusion in the definitive proxy statement to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the Merger (the "Company Stockholders' Meeting") (such proxy statement as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to the Company's stockholders, at the time of the Company Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which should be set forth in a supplement or amendment to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Acquisition Co. which is contained in any of the foregoing documents.

     3.31 Bank Accounts. Section 3.31 of the Company Disclosure Schedule contains a complete and accurate list of each deposit account or asset maintained by or on behalf of the Company with any bank, brokerage house or other financial institution, specifying with respect to each the name and address of the institution, the name under which the account is maintained, the account number, and the name and title or capacity of each Person authorized to have access thereto.

     3.32 Permits. Section 3.32 of the Company Disclosure Schedule contains a true and complete list of all Permits used in that are material, individually or in the aggregate, to the Company's business. All such Permits are currently effective and valid and have been validly issued. No additional Permits are necessary to enable the Company to conduct its business in material compliance with all applicable federal, state and local laws. Neither the execution, delivery or performance of this Agreement nor the mere passage of time will have any effect on the continued validity or sufficiency of the Permits, nor will any additional Permits be required by virtue of the execution, delivery or performance of this Agreement to enable the Company to conduct its business as now operated. To the Knowledge of the Company, there is no pending Action or Proceeding by any Governmental or Regulatory Authority which could affect the Permits or their sufficiency for the current conduct of the Company's business or of the conduct of the Company's business after the Closing. The Company has provided Parent with true and complete copies of all Permits listed in the Company Disclosure Schedule.

     3.33 Third Party Consents. No consent, approval or authorization of any third party on the part of the Company is required in connection with the consummation of the transactions contemplated hereunder except as otherwise provided in Section 3.33 of the Company Disclosure Schedule.

                                 Appendix A - 30

     3.34 Brokers. The Company has not retained any broker in connection with the transactions contemplated hereunder. Parent has, and will have, no obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of the Company.

     3.35 Board Approval. The Board of Directors of the Company has, prior to the date hereof, unanimously approved this Agreement and the Merger and has heretofore adopted the resolutions set forth in Section 3.35 of the Company Disclosure Schedule.

     3.36 Material Misstatements and Omissions. The statements, representations and warranties of the Company contained in this Agreement (including the exhibits and schedules hereto) and in each document, statement, certificate or exhibit furnished or to be furnished by or on behalf of the Company pursuant hereto, or in connection with the transactions contemplated hereby, taken together, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading.

                                   Article IV

          Representations and Warranties of Parent and Acquisition Co.
          ------------------------------------------------------------

     Parent and Acquisition Co., jointly and severally, represent and warrant to the Company as of the date hereof and as of the Closing Date, as follows:

     4.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of the Delaware. Acquisition Co. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

     4.2 Authority. Each of Parent and Acquisition Co. has all necessary corporate power and corporate authority and has taken all corporate actions necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its respective obligations hereunder and no other proceedings on the part of Parent or Acquisition Co. are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition Co. and constitutes a legal, valid and binding obligation of Parent and Acquisition Co., respectively, enforceable against each of Parent and Acquisition Co. in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     4.3 Litigation. There are no Actions or Proceedings pending or, to the Knowledge of Parent or Acquisition Co., threatened or anticipated against, relating to or affecting the transactions contemplated by this Agreement, and, to the Knowledge of Parent or Acquisition Co., there is no basis for any such Action or Proceeding.

     4.4 Reports and Financial Statements. Parent has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented, of its (a) Form 10-Q for the period ended September 30, 2000 as

                                 Appendix A - 31
filed with the SEC and (b) all other reports filed by Parent under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC (such reports are collectively referred to herein as the "Parent Reports"). The Parent Reports constitute all of the documents required to be filed by Parent under
Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since the date of its initial public offering through the date of this Agreement. The Parent Reports have been duly filed, were in compliance in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed, and were complete and correct in all material respects as of the dates at which the information therein was furnished. As of their respective dates, the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The unaudited interim financial statements of Parent included in the Parent Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of Parent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of Parent.

     4.5 Brokers. Neither Parent nor Acquisition Co. has retained any broker in connection with the transactions contemplated hereunder. The Company does not have, and will not have, any obligation to pay any broker's, finder's investment banker's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Parent or Acquisition Co.

                                    Article V

                                    Covenants
                                    ---------

     5.1 Operation of Business Prior to Effective Time. Between the date hereof and the Effective Time, the Company will operate its business in the Ordinary Course of Business and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, use all commercially reasonable efforts to seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with it with the intention that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Effective Time:

          (a) the Company shall not do any of the following without the prior written consent of Parent:

               (i) amend its Certificate of Incorporation or bylaws;

                                 Appendix A - 32

               (ii) except as set forth in the Company Disclosure Schedule, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other debt or equity securities or equity equivalents (including any stock options or stock appreciation rights);

               (iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities other than shares repurchased from employees at their original cost;

               (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger) or otherwise permit the corporate existence of the Company or the rights or franchises or any license, permit or authorization under which its business operates to be suspended, lapsed or revoked;

               (v) create or form any subsidiary;

               (vi) (A) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the Ordinary Course of Business, or modify or agree to any amendment of the terms of any of the foregoing; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for obligations of subsidiaries of the Company incurred in the Ordinary Course of Business; (C) make any loans, advances or capital contributions to or investments in any other person; (D) pledge or otherwise encumber shares of capital stock of the Company; or (E) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Encumbrances thereupon;

               (vii) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, health, life, or disability insurance, dependent care, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock appreciation rights or performance units);

               (viii) hire additional employees of the Company, materially increase the compensation of employees, or enter into employment agreements or contracts, except in the Ordinary Course of Business;

               (ix) (A) acquire, sell, lease, license, transfer or otherwise dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of Ten Thousand Dollars ($10,000) in the aggregate or that are otherwise material to the Company, other

                                 Appendix A - 33
than sales of its products and licenses of software (other than exclusive licenses) in the ordinary course of business consistent with past practices, or
(B) enter into any exclusive license, distribution, marketing, sales or other agreement; provided, however, that if Parent has not disapproved of the Company's proposal to enter into a license transaction within five (5) Business Days following receipt of notice from the Company describing in detail the proposed terms of and parties to such license transaction, then Parent shall be deemed to have approved of such transaction provided that it is entered into on the terms and with the parties as described in the notice;

               (x) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles, practices or methods used by it;

               (xi) revalue any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable;

               (xii) (A) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other entity or division thereof or any equity interest therein; (B) enter into any contract or agreement that would be material to the Company, (C) amend, modify, waive or terminate any right under any material contract in any way or any right under any other contract in any material way; (D) modify its standard Company warranty terms for its products or amend or modify any product warranties in effect as of the date hereof in any manner that is adverse to the Company or any of its subsidiaries; or (E) except as set forth in Section 5.1(a)(xii)(E) of the Company Disclosure Schedule, authorize any new capital expenditure or expenditures that individually is in excess of Ten Thousand Dollars ($10,000) or in the aggregate are in excess of Twenty Thousand Dollars ($20,000), or that would otherwise be material to the Company;

               (xiii) make any tax election or settle or compromise any income tax liability or permit any insurance policy naming it as a beneficiary or loss payee to expire, or to be canceled or terminated, unless a comparable insurance policy reasonably acceptable to Parent is obtained and in effect;

               (xiv) settle or compromise any pending or threatened suit, action or claim that (A) relates to the transactions contemplated hereby or (B) the settlement or compromise of which would be for more than Ten Thousand Dollars ($10,000) in any single case, or Twenty Thousand Dollars ($20,000) in the aggregate, or that would otherwise be material to the Company;

               (xv) except as set forth in Section 5.1(a)(xv) of the Company Disclosure Schedule, make any payment to any stockholder, officer, director or employee of the Company or any affiliate or relative of any of them except for payment for services rendered by any such person as an employee or independent contractor of the Company in the Ordinary Course of Business consistent with past practice;

               (xvi) commence any software, hardware or other technology development project or terminate any software, hardware or other technology development project that is currently ongoing; or

                                 Appendix A - 34

               (xvii) allow the Company's rights in any Intellectual Property to be abandoned or otherwise lost,

               (xviii) sell, license or sublicense to any third party any of the Company's Intellectual Property;

               (xix) take or agree in writing or otherwise that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect; and

               (xx) permit any holder of Company Convertible Securities to effect a cashless exercise of such securities other than pursuant to a written agreement providing for a one-day loan of funds in the amount of the aggregate exercise price therefor and requiring immediate repayment of such note from the portion of the Cash Consideration payable to such holder.

          (b) The Company shall:

               (i) maintain the assets and properties of the Company in the Ordinary Course of Business in the manner historically maintained by the Company, reasonable wear and tear, damage by fire and other casualty excepted;

               (ii) promptly repair, restore or replace any assets or properties of the Company in the Ordinary Course of Business consistent with past practice;

               (iii) upon any damage, destruction or loss to any of the assets or properties of the Company, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof;

               (iv) comply with all applicable laws;

               (v) file all foreign, federal, state and local Tax Returns required to be filed and make timely payment of all applicable Taxes when due and pay the expenses of preparation therefor (other than where the Company is disputing any such obligation in good faith);

               (vi) take all actions reasonably necessary to be in compliance with all material contracts and to maintain the effectiveness of all of the Company's Permits;

               (vii) notify Parent of any action, event, condition or circumstance, or group of actions, events, conditions or circumstances, relating to the Company or any other Person that results in, or would reasonably be expected to result in, a Material Adverse Effect on the Company;

               (viii) notify Parent in writing of the commencement of any Actions or Proceedings by or against the Company or any of its subsidiaries; and

               (ix) pay accounts payable and pursue collection of its accounts receivable in the Ordinary Course of Business.

                                 Appendix A - 35

     5.2 Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Proxy Statement shall also include the recommendation of the Board of Directors of the Company in favor of the Merger which shall not be withdrawn, modified or withheld except in compliance with the fiduciary duties of the Company's Board under applicable law.

     5.3 Meeting of Stockholders. Promptly after the date hereof, the Company shall take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and By-laws to convene the Company Stockholders' Meeting to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger.

     5.4 No Solicitation or Negotiation. Between the date hereof and the earlier of the termination of this Agreement and July 1, 2001, the Company will not (nor will the Company permit any of the Company's officers, directors, employees, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any person other than Parent and Acquisition Co.: (i) solicit, initiate, entertain or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with any person relating to any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company; (ii) provide information with respect to it or any of its subsidiaries to any person, other than Parent and Acquisition Co., relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or assets or any equity interest in the Company; or (iii) enter into any agreement with any person providing for the possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or assets or any equity interest in the Company.

     5.5 Access to Information. Between the date hereof and the Effective Time, the Company shall give Parent and its authorized representatives (including, without limitation, its attorneys and accountants), upon reasonable notice from Parent, reasonable access to all employees, customers, plants, offices, warehouses and other facilities, to (and where necessary, provide copies of) all books and records, contracts and all personnel files of current employees of the Company and its subsidiaries as Parent may reasonably require, and will cause its officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Parent may from time to time reasonably request.

     5.6 Public Announcements; Company Literature. None of Parent, Acquisition Co. or the Company shall issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement, including the Merger, without the prior consent of Parent and Acquisition Co. (in the case of the Company) or the Company (in the case of Parent or Acquisition Co.), except as may be required by applicable law, including any determination by Parent that a press release or other public statement is required under applicable securities or regulatory rules. If any party determines, with the advice of counsel, that it is required by applicable law to make this Agreement or any terms thereof public, it shall, consult with the other parties regarding such disclosure and seek confidential treatment for such

                                 Appendix A - 36
terms or portions of this Agreement as may be requested by the other parties. The parties agree to announce this Agreement or the consummation of the Merger to the Company's employees, customers, vendors and strategic partners at such time and in such form as is mutually agreed upon by Parent and the Company.

     5.7 Notification of Certain Matters. The Company shall give prompt notice to Parent of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement by the Company to be untrue or inaccurate at or prior to the Effective Time or (ii) any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not cure such breach or non-compliance by the Company, limit or otherwise affect the remedies available hereunder to Parent, or constitute an amendment of any representation, warranty or statement in this Agreement or the Company Disclosure Schedules.

     5.8 Satisfaction of Conditions to Closing. Between the date hereof and the Effective Time, the Company shall use its best efforts to cause all the conditions set forth in Section 6.3 to be satisfied.

     5.9 Fees and Expenses. If the Merger is not consummated, then all fees, costs and expenses incurred in connection with the Merger, this Agreement and the other agreements and transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, broker's consulting and other fees and expenses of third parties incurred by a party in connection with the negotiation, documentation and effectuation of the terms and conditions of the Merger, this Agreement and the other agreements and transactions contemplated hereby and thereby ("Third Party Expenses"), shall be the obligation of the respective party incurring such Third Party Expenses. If the Merger is consummated, then Parent shall pay its Third Party Expenses and the Company's Third Party Expenses; provided, however, that any of the Company's Third Party Expenses in excess of $166,000 in the aggregate shall be considered Damages for which Parent shall be indemnified in accordance with the provisions of Section 8.2(a).

     5.10 Confidentiality. Each of the parties hereto will maintain in confidence, and will cause its respective directors, officers, employees, agents, Affiliates and advisors to maintain in confidence any written, oral or other information furnished by another party to this Agreement in connection with the transactions contemplated by this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality, (b) such information becomes publicly available through no fault of such party, (c) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (d) the furnishing or use of such information is required by law. If the Merger is not consummated, the confidentiality obligations of each party pursuant to this
Section 5.10 will continue, and each party will return or, at the request of the party supplying the information, destroy as much of such written information as the other party may reasonably request.

     5.11 Voting Agreements. Concurrently with the execution and delivery of this Agreement, certain stockholders of the Company, as listed on Schedule 1, are executing and delivering to Parent a voting agreement and proxy, in substantially the form attached hereto as Exhibit M (the "Voting Agreement"),

                                 Appendix A - 37
pursuant to which each such stockholder agrees to vote all of such stockholder's shares of Company Common Stock to approve this Agreement and the Merger, and grants Parent an irrevocable proxy to so vote such stockholder's shares of Company Common Stock.

                                   Article VI

                    Conditions to Consummation of the Merger
                    ----------------------------------------

     6.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States federal or state court or United States federal or state Governmental Entity that prohibits, restrains, enjoins or restricts the consummation of the Merger; and

          (b) any governmental or regulatory notices, approvals or other requirements necessary to consummate the transactions contemplated hereby shall have been given, obtained or complied with, as applicable.

     6.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) the representations and warranties of Parent and Acquisition Co. contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date) and, at the Closing, Parent and Acquisition Co. shall have delivered to the Company a certificate to that effect, executed by an officer of Parent and Acquisition Co.;

          (b) each of the covenants and obligations of Parent and Acquisition Co. to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, Parent and Acquisition Co. shall have delivered to the Company a certificate to that effect, executed by an officer of Parent and Acquisition Co.; and

          (c) Parent shall have delivered all of Closing deliveries set forth in
Section 2.10(c) above.


     6.3 Conditions to the Obligations of Parent and Acquisition Co. The respective obligations of Parent and Acquisition Co. to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time with the same effect as if made at and as of the Effective

                                 Appendix A - 38

Time (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date) and, at the Closing, the Company shall have delivered to Parent and Acquisition Co. a certificate to that effect, executed by an executive officer of the Company;

          (b) each of the covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, the Company shall have delivered to Parent and Acquisition Co. a certificate to that effect, executed by an executive officer of the Company;

          (c) the Company shall have obtained all requisite approvals of the holders of the Outstanding Company Common Stock for this Agreement and the Merger,

          (d) the consents specified on Section 3.33 of the Company Disclosure Schedule and any other material third party consents necessary to consummate the transactions contemplated hereby shall have been given, obtained or complied with as applicable;

          (e) there shall have been no events, changes or effects, individually or in the aggregate, with respect to the Company having, or that would reasonably be expected to have, a Material Adverse Effect on the Company;

          (f) Pauline Gee shall not have terminated her employment with the Company or given written or oral notice to the Company or Parent of her intention to do so after the consummation of the Merger;

          (g) no more than 10% of the Outstanding Company Common Stock shall be Dissenting Shares, with respect to which dissenters' rights have not terminated;

          (h) the Company shall have delivered all of the Closing deliveries set forth in Section 2.10(b) above;

          (i) Parent shall be satisfied with the results of its due diligence investigation of the Company in its sole discretion;

          (j) all Company Convertible Securities, including without limitation all outstanding options, shall have been converted into or exercised for shares of Company Common Stock or shall have been terminated, it being understood that the Cash Consideration to be paid by Parent at the Closing shall be reduced by the aggregate stated cash exercise price of all Company Convertible Securities exercised for shares of Company Common Stock by net exercise thereof (the "Aggregate Net Exercise Price"); and

          (k) Pauline Gee shall have entered into an Employment Agreement, in substantially the form of Exhibit F.

                                 Appendix A - 39

                                  Article VII

                         Termination; Amendment; Waiver
                         ------------------------------

     7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after approval and adoption of this Agreement:

          (a) by written consent of Parent, Acquisition Co., and the Company;

          (b) by Parent and Acquisition Co. or the Company if (i) any court of competent jurisdiction in the United States or other United States federal or state governmental entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become non-appealable, or (ii) the Merger has not been consummated by June 1, 2001 (the "Final Date"); provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the Effective Time shall not have occurred on or before said date;

          (c) by the Company on written notice to Parent if (i) there shall have been a material breach of any representations or warranties on the part of Parent or Acquisition Co. set forth in this Agreement or if any representations or warranties of Parent or Acquisition Co. shall have become untrue in any material respect, and Parent or Acquisition Co., as the case may be, has not cured such breach within ten (10) business days after notice by the Company thereof, provided that the Company has not breached any of its obligations hereunder in any material respect; or (ii) there shall have been a breach by Parent or Acquisition Co. of any of their respective covenants or agreements hereunder in any material respect or materially adversely affecting (or materially delaying) the ability of Parent, Acquisition Co. or the Company to consummate the Merger, and Parent or Acquisition Co., as the case may be, has not cured such breach within ten (10) business days after notice by the Company thereof, provided that the Company has not breached any of its obligations hereunder in any material respect; or

          (d) by Parent and Acquisition Co. on written notice to the Company if
(i) there shall have been a material breach of any representations or warranties on the part of the Company set forth in this Agreement or if any representations or warranties of the Company shall have become untrue in any material respect, and the Company has not cured such breach within ten (10) business days after notice by Parent or Acquisition Co. thereof, provided that neither Parent nor Acquisition Co. has breached any of their respective obligations hereunder in any material respect; or (ii) there shall have been a breach by the Company of one or more of its covenants or agreements hereunder in any material respect or materially adversely affecting (or materially delaying) the ability of Parent, Acquisition Co. or the Company to consummate the Merger, and the Company has not cured such breach within ten (10) business days after notice by Parent or Acquisition Co. thereof, provided that neither Parent nor Acquisition Co. has breached any of its respective obligations hereunder in any material respect.

     7.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1 above, this Agreement shall forthwith become void and have no effect without liability on the part of any party hereto or its Affiliates, directors, officers or stockholders, other than liability for

                                 Appendix A - 40
any pre-termination breach; provided, that the following provisions shall survive any termination: Section 7.2 and Sections 5.6, 5.7, 7.4, 9.9, 9.10, 9.11 and 9.12.

     7.3 Amendment. This Agreement may be amended by action taken by the Company, Parent and Acquisition Co. at any time before or after approval of the Merger by the stockholders of the Company but after any such approval no amendment shall be made that requires the approval of such stockholders under applicable law without such approval. This Agreement (including the Company Disclosure Schedule) may be amended only by an instrument in writing signed on behalf of the parties hereto.

     7.4 Break-Up Fee. In the event (i) the Company breaches its obligations under Section 5.4 above, (ii) Parent terminates this Agreement pursuant to
Section 7.1(d) above, or (iii) Parent terminates this Agreement due to the failure of the condition set forth in Section 2.10(b)(viii), the Company shall grant to Parent a non-exclusive, royalty-free license to the Company's Gene Expression Profiling Technology Patents (as defined below) in the form of Exhibit L attached hereto (the "License Agreement"). The License Agreement shall be deemed to be in full force and effect immediately upon the occurrence of (i),
(ii) or (iii) above even if not then executed by the parties. The parties acknowledge and agree that it is difficult or impossible to determine with precision the amount of damages that would or might be incurred by Parent in the event of (i), (ii) or (iii) above. It is understood and agreed by the parties that in the event of (i), (ii) or (iii) above, (A) it would be impracticable or extremely difficult to fix the actual damages resulting therefrom, (B) the granting of the license under the License Agreement is in the nature of liquidated damages, and not a penalty, and is fair and reasonable, and (C) the fair market value of the license granted pursuant to the License Agreement represents a reasonable estimate of fair compensation for the losses that may reasonably be anticipated by Parent upon the occurrence of (i), (ii) or (iii) above, and shall be the sole and exclusive measure of damages in any such event. Upon the effectiveness of the License Agreement in accordance with the provisions of this Section 7.4, the Company shall be relieved of any further liability in respect of damages relating to the fact or circumstance giving rise to such liquidated damages. "Gene Expression Profiling Technology Patents" shall mean (1) United States patent numbers 5,585,232 (issued December 17, 1996), 5,589,337 (issued December 31, 1996) and 5,811,231 (issued September 22, 1998)
and divisional patent application 09/074,938 (filed May 8, 1998), (2) all inventions described and/or claimed therein, (3) all substitutions, divisions, continuations, continuations-in-part, reissues or reexaminations thereof and patents issuing thereon, and (4) all foreign patents and patent applications corresponding thereto.

     7.5 Extension; Waiver. At any time prior to the Effective Time, each party hereto may, only by action taken in writing, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                 Appendix A - 41

                                  Article VIII

                    Actions by the Parties After the Closing
                    ----------------------------------------

     8.1 Survival of Representations, Warranties, Etc. The representations, warranties and covenants contained in or made pursuant to this Agreement or any certificate, document or instrument delivered pursuant to or in connection with this Agreement in the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing hereunder (notwithstanding any investigation, analysis or evaluation by any party hereto or their designees of the Assets and Properties, business, operations or condition (financial or otherwise) of the other party), and thereafter the representations and warranties the parties herein shall continue to survive in full force and effect for a period of twelve (12) months after the Closing Date.

     8.2 Indemnification.

          (a) Out of the Indemnity Escrow Amount. Subject to Section 8.2(e) below, the Parent, the Surviving Corporation and their respective officers, directors, employees, affiliates, agents, successors, subsidiaries and assigns (collectively the "Parent Group") shall be indemnified, defended and held harmless out and to the extent of the Indemnity Escrow Amount from and against any and all costs, losses (including, without limitation, diminution in value), liabilities, damages, lawsuits, deficiencies, claims and expenses, including without limitation, interest, penalties, costs of mitigation, lost profits, losses resulting from any shutdown or curtailment of operations, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, the "Damages"), incurred in connection with, arising out of, resulting from or incident to any breach of any covenant, representation, warranty or agreement or the inaccuracy of any representation, made by the Company in or pursuant to this Agreement, or in the other documents delivered to Parent or Acquisition Co. in connection with the transactions contemplated in this Agreement.

          (b) By Parent. Parent and Acquisition Co. shall, jointly and severally, indemnify, defend and hold harmless the Company Stockholders and their respective officers, employees, agents, successors and assigns from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to any breach of any covenant, representation, warranty or agreement or the inaccuracy of any representation, made by Parent in or pursuant to this Agreement, or in any other documents delivered to the Company or to any Company Stockholder in his capacity as a Company Stockholder in connection with the transactions contemplated in this Agreement.

          (c) Third Party Claims; Defense of Claims. If any Action or Proceeding is filed or initiated against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party (or if the indemnification is out of the Indemnity Escrow Amount, the Stockholder Representatives) as promptly as practicable (and in any event within ten (10) days after the service of the citation or summons); provided, however, that the failure of any indemnified party to give timely notice shall not affect rights to indemnification and defense hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party (or the Stockholder Representatives, as applicable) shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder

                                 Appendix A - 42
in connection with such Action or Proceeding, then the indemnifying party (or the Stockholder Representatives, as applicable) shall be entitled, if it so elects, to take control of the defense and investigation of such Action or Proceeding and to employ and engage attorneys of its own choice to handle and defend the same, such attorneys to be reasonably satisfactory to the indemnified party, at the indemnifying party's (or the Indemnity Escrow Amount's, as applicable) cost, risk and expense (unless (i) the indemnifying party (or the Stockholder Representatives, as applicable) has failed to assume the defense of such Action or Proceeding or (ii) the named parties to such Action or Proceeding include both of the indemnifying party and the indemnified party, and the indemnified party (or the Stockholder Representatives, as applicable) and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate), and to compromise or settle such Action or Proceeding, which compromise or settlement shall be made only with the written consent of the indemnified party (or the Stockholder Representatives, as applicable), such consent not to be unreasonably withheld. The indemnified party (or the Stockholder Representatives, as applicable) may withhold such consent if such compromise or settlement would adversely affect the conduct of business or requires less than an unconditional release to be obtained. If (i) the indemnifying party (or the Stockholder Representatives, as applicable) fails to assume the defense of such Action or Proceeding within fifteen (15) days after receipt of notice thereof pursuant to this Section 8.2, or (ii) the named parties to such Action or Proceeding include both the indemnifying party and the indemnified party and the indemnified party (or the Stockholder Representatives, as applicable) and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate, the indemnified party against which such Action or Proceeding has been filed or initiated (or the Stockholder Representatives, as applicable) will (upon delivering notice to such effect to the indemnifying party or the Stockholder Representatives, as applicable) have the right to undertake, at the indemnifying party's (or the Indemnity Escrow Amount's, as applicable) cost and expense, the defense, compromise or settlement of such Action or Proceeding on behalf of and for the account and risk of the indemnifying party (or the Indemnity Escrow Amount, as applicable); provided, however, that such Action or Proceeding shall not be compromised or settled without the written consent of the indemnifying party (or the Stockholder Representatives, as applicable), which consent shall not be unreasonably withheld. In the event the indemnified party (or the Stockholder Representatives, as applicable) assumes defense of the Action or Proceeding, the indemnified party (or the Stockholder Representatives, as applicable) will keep the indemnifying party (or the Stockholder Representatives, as applicable) reasonably informed of the progress of any such defense, compromise or settlement and will consult with, when appropriate, and consider any reasonable advice from, the indemnifying party (or the Stockholder Representatives, as applicable) with respect to any such defense, compromise or settlement. The indemnifying party (or the Indemnity Escrow Amount, as applicable) shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 8.2 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless the indemnified party (or the indemnified party shall be indemnified and held harmless out and to the extent of the Indemnity Escrow Amount, as applicable) from and against any Damages by reason of such settlement or judgment.

                                 Appendix A - 43

     Regardless of whether the indemnifying party (or the Stockholder Representatives, as applicable) or the indemnified party (or the Stockholder Representatives, as applicable) takes up the defense, the indemnifying party will pay (or out and to the extent of the Indemnity Escrow Amount shall be paid, as applicable) reasonable costs and expenses in connection with the defense, compromise or settlement for any Action or Proceeding under this Section 8.2.

     The indemnified party (or the Stockholder Representatives, as applicable) shall cooperate in all reasonable respects with the indemnifying party (or the Stockholder Representatives, as applicable) and its attorneys in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom; provided, however, that the indemnified party (or the Stockholder Representatives, as applicable) may, at its own cost (or the cost of the Indemnity Escrow Amount, as applicable), participate in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom. The indemnifying party shall pay (or out and to the extent of the Indemnity Escrow Amount shall be paid, as applicable) all expenses due under this Section
8.2 as such expenses become due. In the event such expenses are not so paid, the indemnified party (or the Stockholder Representatives, as applicable) shall be entitled to settle any Action or Proceeding under this Section 8.2 without the consent of the indemnifying party (or the Stockholder Representatives, as applicable) and without waiving any rights the indemnified party may have against the indemnifying party.

          (d) Indemnity Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought (or the Stockholder Representatives, as applicable) pursuant to the terms and conditions set forth in the Escrow Agreement.

          (e) Limitation on Indemnification.

               (i) The Company Stockholders shall not be entitled to indemnification from Parent, and Parent, Acquisition Co. and no member of the Parent Group shall be entitled to indemnification out of the Indemnity Escrow Amount, for amounts payable pursuant to the indemnification obligations in this
Section 8.2 until the total of all such Damages incurred by the indemnified party exceed Fifty Thousand Dollars ($50,000) in the aggregate (the "Threshold Amount"), in which case the indemnified party shall be entitled to indemnification from the indemnifying party for all Damages due hereunder including the Threshold Amount;

               (ii) Except for actions by Parent and/or any member of the Parent Group and/or Acquisition Co. against the officers and directors of the Company for any fraud or intentional breach by the Company or its officers and directors, from and after the Effective Time, the indemnification provisions of
Section 8.2 shall be the exclusive remedy for Parent and/or any member of the Parent Group and/or Acquisition Co. for a breach of any representation, warranty or covenant by the Company in this Agreement and shall be in lieu of any rights Parent and/or any member of the Parent Group and/or Acquisition Co. may have under law or in equity with respect to any such breaches or otherwise. Any and all claims, actions, or losses that Parent and/or the Parent Group and/or Acquisition Co. may have against the Company or the Company Stockholders, in the aggregate, shall be limited to and payable only up to the limit of the Indemnity Escrow Amount and Parent and/or the Parent Group and/or Acquisition Co. shall have no other recourse for any claims, actions or losses, whatsoever, in excess thereof. The foregoing does not release the officers and directors of the

                                 Appendix A - 44

Company, individually, for any actions against such officers and directors for fraud or intentional breach by the Company of any representation, warranty or covenant made by the Company in this Agreement.

               (iii) Upon making any payments to Parent and/or any member of the Parent Group and/or Acquisition Co. for any indemnification claim pursuant to
Section 8.2, the Company Stockholders shall be subrogated, to the extent of such payment to Parent and/or any member of the Parent Group and/or Acquisition Co., to any rights the Company may have against third parties with respect to the subject matter underlying such indemnification claim.

     8.3 Indemnity Escrow Account. The Indemnity Escrow Amount shall be maintained in the escrow account established pursuant to the Escrow Agreement until the date which is twelve (12) months following the Closing Date (the "Escrow Period") for the purpose of satisfying claims by Parent and/or any member of the Parent Group and/or Acquisition Co. for indemnification under this
Article VIII. Upon expiration of the Escrow Period, and subject to the terms of this Section 8.3 and the Escrow Agreement, the Escrow Agent shall deliver or cause to be delivered to the Company Stockholders the balance, if any, remaining in the escrow account. If, upon expiration of the Escrow Period, Parent and/or any member of the Parent Group and/or Acquisition Co. shall have asserted a claim for indemnity in accordance with this Article VIII and such claim is pending or unresolved at the time of such expiration, the Escrow Agent shall retain in escrow an amount of cash equal to the value of the asserted claim until such matter is resolved.

     8.4 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under this Article VIII).

                                   Article IX

                                  Miscellaneous
                                  -------------

     9.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

                  If to the Company, to:

                           Xenometrix, Inc.
                           2425 North 55th Street
                           Boulder, Colorado 80301
                           Facsimile No.  (303) 447-1758
                           Attention:  President

                                 Appendix A - 45

                  If to the Stockholder Representatives, to:

                           Stephen J. Sullivan
                           935 Country Place
                           Lake Forest, IL  60045
                           Facsimile No.  (609) 987-9025

                           And

                           John K.A. Prendergast
                           3 Registry Drive
                           Lawrenceville, NJ  08648
                           Facsimile No.  (609) 844-9691

                  with copies to:

                           Allen Matkins Leck Gamble & Mallory LLP
                           333 Bush Street, 17th Floor
                           San Francisco, California 94104
                           Facsimile No.  (415) 837-1516
                           Attention:  Roger S. Mertz, Esq.

                  If to Parent, Acquisition Co., or Surviving Corporation:

                           Discovery Partners International, Inc.
                           9640 Towne Centre Drive
                           San Diego, CA  92121
                           Facsimile No:  (858) 455-8088
                           Attention:  Chief Executive Officer

                  with copies to:

                           Brobeck, Phleger & Harrison LLP
                           12390 El Camino Real
                           San Diego, CA  92130
                           Facsimile No.:  (858) 720-2555
                           Attention:  Hayden J. Trubitt, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 9.1, be deemed given upon delivery (provided written receipt of such delivery is obtained), (ii) if delivered by facsimile transmission to the facsimile number as provided in this
Section 9.1, be deemed given upon transmission (provided answer back confirmation is obtained), and (iii) if delivered by mail in the manner described above to the address as provided in this Section 9.1, be deemed given two business days after posting (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

                                 Appendix A - 46

     9.2 Entire Agreement. This Agreement (and all exhibits and schedules attached hereto, and all other documents delivered in connection herewith) supersede all prior and contemporaneous commitments, discussions and agreements among the parties with respect to the subject matter hereof and contain the sole and entire agreement among the parties hereto with respect thereto.

     9.3 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

     9.4 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

     9.5 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity or defense under Article VIII.

     9.6 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that any party's rights to indemnification under Article VIII may be freely assigned. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective permitted successors and assigns.

     9.7 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     9.8 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and mutually acceptable to the parties herein.

     9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles.

     9.10 Arbitration and Venue. Any controversy or claim arising out of or relating to this Agreement or the making, performance or interpretation thereof shall be submitted to arbitration in San Diego, California, pursuant to the

                                Appendix A - 47
rules and procedures of the commercial arbitration rules of the American Arbitration Association before a panel of three arbitrators. The ruling of the arbitrator shall be final, and judgment thereon may be entered in any court having jurisdiction. If any question is submitted to a court of law for resolution, then the Superior Court of the County of San Diego or the United States District Court having jurisdiction in the County of San Diego shall be the exclusive court of competent jurisdiction for the resolution of such question. Each party will bear one half of the cost of the arbitration filing and hearing fees, and the cost of the arbitrator. Each party will bear its own attorneys' fees, unless otherwise decided by the arbitrator. The parties understand and agree that the arbitration shall be instead of any civil litigation and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. Each party shall be entitled to pre-hearing discovery as provided in California Code of Civil Procedure Section 1283.05.

     9.11 Construction. No provision of this Agreement shall be construed in favor of or against any party on the ground that such party or its counsel drafted the provision. Any remedies provided for herein are not exclusive of any other lawful remedies which may be available to either party. This Agreement shall at all times be construed so as to carry out the purposes stated herein.

     9.12 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]





                                 Appendix A - 48

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto, by their respective duly authorized officers, as of the date first above written.

                                         DISCOVERY PARTNERS INTERNATIONAL, INC,
                                         a Delaware corporation

                                         By:  /s/  Jack Fitzpatrick
                                            -----------------------------------
                                                   Jack Fitzpatrick
                                                   CFO




                                         DPI PATENTS, INC.,
                                         a Delaware Corporation

                                         By  /s/  Jack Fitzpatrick
                                           ------------------------------------
                                                  Jack Fitzpatrick
                                                  CFO




                                         XENOMETRIX, INC.,
                                         a Delaware corporation

                                         By:  /s/  Pauline Gee
                                            -----------------------------------
                                                   Pauline Gee
                                                   President and Chief
                                                   Executive Office


          [SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF REORGANIZATION]






                                Appendix A - 49

                                   APPENDIX B
                                   ----------
               Section 262 of the Delaware General Corporation Law
               ---------------------------------------------------

     ss. 262. Appraisal rights.
     --------------------------

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of
this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

                                 Appendix B - 1

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each consitutent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constitutent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective

                                 Appendix B - 2
date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

                                 Appendix B - 3

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                 Appendix B - 4